UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
____________________________________________

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Playa Hotels & Resorts N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Proxy Statement

and Notice of 2025 Annual Meeting of Shareholders

PLAYA

HOTELS & RESORTS®

PLAYA HOTELS & RESORTS N.V.
Keizersgracht 555
1017 DR Amsterdam, the Netherlands
[●], 2025
Dear Playa Hotels & Resorts N.V. Shareholders:
As previously announced, on February 9, 2025, Playa Hotels & Resorts N.V. (“Playa” or the “Company”) entered into a purchase agreement with Hyatt Hotels Corporation (“Hyatt”) and an indirect wholly owned subsidiary of Hyatt (“Buyer”), pursuant to which, and upon the terms and subject to the conditions thereof, Buyer commenced a tender offer to purchase all of the Company’s issued and outstanding ordinary shares at a cash price of $13.50 per share, less any applicable withholding taxes and without interest. If the conditions set forth in the purchase agreement are satisfied, and the tender offer is successfully consummated, then Hyatt will, pursuant to related transactions already approved by the Company’s shareholders, subsequently acquire all shares in the Company and the Company’s legal successor will cease to exist.
In the event the tender offer is not consummated by June 30, 2025, then pursuant to applicable laws, we will be required to hold our annual general meeting of shareholders (the “AGM”), which will be held on Monday, June 30, 2025, at 11:00 a.m. Central European Summer Time (CEST), at the Company’s offices, located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands. The AGM is unrelated to the Hyatt transaction and is not expected to have any impact on its timing.
During the AGM, shareholders will be asked to vote on the appointment of directors; the adoption of the Dutch Statutory Annual Accounts for fiscal year 2024; the ratification of the selection of Deloitte & Touche LLP as Playa’s independent registered public accounting firm for fiscal year 2025; the instruction to Deloitte Accountants B.V. for the audit of Playa’s Dutch Statutory Annual Accounts for fiscal year 2025; a non-binding, advisory vote to approve the compensation of our named executive officers; the discharge from liability of Playa’s directors with respect to the performance of their duties to the date of the AGM; the authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the Company’s capital; and the delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights (each a “Proposal” and together the “Proposals”).
The enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement contain details regarding each of the Proposals, the AGM and other matters. We encourage you to review these materials carefully.
Thank you for your continued support of Playa. We look forward to seeing you on June 30, 2025.

Very truly yours, Bruce D. Wardinski Chairman and Chief Executive Officer Playa Hotels & Resorts N.V.
The accompanying proxy statement is dated [●], 2025 and is first being mailed to the shareholders of Playa on or about [●], 2025.

PLAYA HOTELS & RESORTS N.V.
Keizersgracht 555
1017 DR Amsterdam, the Netherlands
____________________________________________
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held June 30, 2025
____________________________________________
The Board of Directors of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is pleased to convene the Company’s annual general meeting of shareholders (the “AGM”), which will be held at the Company’s offices, located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands on June 30, 2025 at 11:00 a.m. Central European Summer Time (“CEST”), for the following purposes:
1.Opening
2.Appointment of directors (voting items)
3.Discussion of our Dutch Statutory Annual Report for the fiscal year ended December 31, 2024 (the “Annual Report”) (discussion item)
4.Adoption of our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2024 (the “Annual Accounts”) (voting item)
5.Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (voting item)
6.Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025 (voting item)
7.A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (voting item)
8.Discussion of our dividend and reservation policy (discussion item)
9.Discharge of our directors from liability with respect to the performance of their duties to the date of the AGM (voting item)
10.Authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the capital of the Company (voting item)
11.  a.    Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital (voting item)
b.    Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital (voting item)
12.Closing
No business will be voted on at the AGM except for the items which are indicated above as being “voting items.” Those voting items have been proposed to the AGM by our Board of Directors.

Please refer to the accompanying proxy statement for further information with respect to the aforementioned voting items. The record date under Dutch law (registratiedatum) for the AGM is June 2, 2025 (the “Record Date”). The Board of Directors has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.
Shareholders who wish to attend and, if relevant, vote at the AGM must notify the Company in writing of their identity and intention to attend the AGM no later than 5:59 a.m. CEST on June 29, 2025 (the “Cut-Off Time”). Such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary. In addition, proper identification, such as a driver’s license or passport, must be presented at the AGM.
Copies of our Annual Report and the Annual Accounts will be available for inspection by shareholders at our registered offices in the Netherlands, located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands. Such copies will be available for inspection from the date of this notice until the close of our AGM. The proxy materials, including the aforementioned copies, will be posted on www.proxyvote.com and on the Company’s website, www.playaresorts.com.
Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on June 30, 2025. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the AGM.
It is important that your shares be represented at the AGM regardless of whether you plan to attend in person. If you do not expect to attend the AGM in person, you may vote your shares after the Record Date but no later than the Cut-Off Time by (i) voting online at www.proxyvote.com, (ii) voting by telephone by following the “Vote by Phone” instructions on the proxy card, or (iii) marking, signing, dating and returning the accompanying proxy card accordingly for all of the shares you may vote. If you will be present at the AGM in person and have also provided a proxy or voted online or by telephone, you may revoke your proxy prior to the Cut-Off Time and vote in person at the AGM.
If you wish to vote the shares you beneficially own through a bank, broker, trust company or other nominee in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

By Order of the Board of Directors, Bruce D. Wardinski Chairman and Chief Executive Officer
[●], 2025

EXPLANATORY NOTE	3
ABOUT THE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS	4
OUR COMPANY	8
MATTERS TO BE VOTED UPON	9
Item 1. Appointment of Directors	9
Item 2. Adoption of Annual Accounts for the fiscal year ended December 31, 2024	12
Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025	13
Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025	13
Item 5. A non-binding, advisory vote to approve the compensation of the Company’s named executive officers	13
Item 6. Discharge of our directors from liability with respect to the performance of their duties to the date of the AGM	14
Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	15
Item 8(a). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital	15
Item 8(b). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital	16
AUDIT COMMITTEE MATTERS	17
Policy for Pre-Approval of Audit and Permitted Non-Audit Services	17
Auditor Fees and Services	17
Audit Committee Report	18
CORPORATE GOVERNANCE AND BOARD MATTERS	19
Corporate Governance Profile	19
Our Board	19
Board Matrix	19
Director Independence	20
Board Committees	23
Board and Committee Self-Evaluations	25
Code of Business Conduct and Ethics	25
Insider Trading Policy	26
Political and Charitable Contributions	26
Anti-Bribery and Anti-Corruption Policy	26
Stock Ownership Guidelines	26
Hedging and Pledging of Company Securities	27
Risk Oversight	27
Social and Environmental Commitment	28
DIRECTOR COMPENSATION	30
EXECUTIVE OFFICERS	31
SIGNIFICANT EMPLOYEES	32
COMPENSATION DISCUSSION AND ANALYSIS	33
Our Named Executive Officers	33
Compensation Philosophy and Objectives	33
Elements of NEO Compensation	36
Compensation Process	37
Deductibility of Executive Compensation	38

PLAYA HOTELS & RESORTS N.V.
Keizersgracht 555
1017 DR Amsterdam, the Netherlands
____________________________________________
PROXY STATEMENT
____________________________________________
EXPLANATORY NOTE
As previously announced, on February 9, 2025, Playa Hotels & Resorts N.V. (“Playa” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Hyatt Hotels Corporation (“Hyatt”) and HI Holdings Playa B.V., an indirect wholly owned subsidiary of Hyatt (“Buyer”), pursuant to which Buyer is conducting a tender offer (the “Offer”) to purchase all of the Company’s issued and outstanding ordinary shares at a cash price of $13.50 per share, less any applicable withholding taxes and without interest. The Offer will remain open until 5:00 p.m. (New York City time) on June 9, 2025, unless the Offer is extended. In the event all conditions to the consummation of the Offer (the “Closing”) are satisfied, Buyer will be required to consummate the Offer and, thereafter, Hyatt will, pursuant to related transactions already approved by the Company’s shareholders, subsequently acquire all the shares in the capital of a legal successor of the Company and the Company will cease to exist. Refer to the Company’s Definitive Proxy Statement filed with the United States Securities and Exchange Commission (the “SEC”) on March 21, 2025, the Company’s Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 5, 2025, and Hyatt’s Tender Offer Statement on Schedule TO (as supplemented and amended), filed with the SEC on February 24, 2025, for more information about the proposed Hyatt transaction.
In the event the Closing occurs and the subsequent offering period contemplated by the Purchase Agreement has expired, then beginning on the final date on which the Company’s ordinary shares tendered during such subsequent offering period are accepted for and paid for, subject to the fulfillment of certain conditions, Hyatt and Buyer will be required to effectuate, or cause to be effectuated, and Playa and its subsidiaries will effectuate, if permissible under applicable law, certain related transactions already approved by the Company’s shareholders during the Company’s extraordinary general meeting held on April 17, 2025 (the “EGM”), pursuant to which, among other matters, Playa would merge with an into an indirect wholly-owned subsidiary of Playa (the “Merger Sub”). Playa would cease to exist upon the effectiveness of such merger and Buyer would ultimately own all shares in the parent company of Merger Sub (the “Back-End Transactions”). Refer to the Company’s Definitive Proxy Statement filed with the SEC on March 21, 2025, the Company’s 14D-9 Solicitation/Recommendation Statement filed with the SEC on February 24, 2025 (as supplemented and amended) and the Company’s Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 5, 2025, for more information about the proposed transaction, including the Back-End Transactions.
In the event the Closing does not occur by June 30, 2025, the Company will hold its annual general meeting of shareholders (the “AGM”) on June 30, 2025, at 11:00 a.m. Central European Summer Time (“CEST”). In preparation therefor, the Board of Directors (the “Board”) of the Company is soliciting proxies for the AGM, which will be held at the Company’s offices, located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands. At the AGM, shareholders will be asked to vote on the matters outlined in the Notice of the Annual General Meeting of Shareholders. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about [●], 2025.
In the event the Closing occurs prior to June 30, 2025, the AGM will be cancelled. In the event the Closing occurs after the AGM, the composition of the Board, including directors appointed at the AGM, will change in accordance with the terms of the Purchase Agreement and the resolutions adopted during the EGM, as described in the Company’s Definitive Proxy Statement filed with the SEC on March 21, 2025.
The AGM is unrelated to the Hyatt transaction and is expected to have any impact on its timing.
Unless the context requires otherwise, in this proxy statement, we use the terms “the Company,” “Playa,” “our company,” “we,” “us,” “our” and similar references to refer to Playa Hotels & Resorts N.V., a Dutch public limited liability company (naamloze vennootschap), and, where appropriate, its subsidiaries.

ABOUT THE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
WHY HAVE I RECEIVED THESE MATERIALS?
You are receiving this proxy statement because you were a registered shareholder or beneficial owner of shares of Playa on the Record Date (as defined below) for Playa’s 2025 AGM. These materials are being furnished in connection with the solicitation of proxies by and on behalf of the Board for use at our AGM. This proxy statement and the accompanying proxy card are first being made available to you on or about [●], 2025.
WHEN AND WHERE WILL THE AGM BE HELD?
If the Closing does not occur by June 30, 2025, the 2025 AGM will be held at the Company’s offices, located at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands, on June 30, 2025 at 11:00 a.m. CEST for the purpose of discussing and, where relevant, voting on the agenda items described in this proxy statement.
DOES THE AGM RELATE TO THE PENDING HYATT TRANSACTION?
No. The AGM is unrelated to the Hyatt transaction and is not expected to have any impact on its timing.
WILL THE AGM BE HELD IF THE HYATT TRANSACTION IS CLOSED?
No. If the Closing of the previously announced transaction with Hyatt occurs prior to the AGM, the AGM will be cancelled.
WHICH NON-VOTING ITEMS WILL BE DISCUSSED?
The following agenda items will be discussed at the AGM, but will not be voted on:
1.Our Dutch Statutory Annual Report for the fiscal year ended December 31, 2024, which has been made available for inspection in accordance with applicable law; and
2.Our dividend and reservation policy, which is not to distribute any profits in the near future and to add any such profits to the Company’s reserves for share repurchases and general corporate purposes, such as funding the development and expansion of the Company’s business, making future investments, financing capital expenditures and enhancing the Company’s liquidity position. If and when the Company does intend to distribute a dividend, such dividend may be distributed in the form of cash only or shares only, through a combination of the foregoing (cash and shares) or through a choice dividend (cash or shares), in each case subject to applicable law.
WHAT AM I VOTING ON?
You will be voting on the following matters proposed by the Board (each a “Proposal” and collectively, the “Proposals”):
1.Appointment of directors;
2.Adoption of the Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2024 (the “Annual Accounts”);
3.Ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
4.Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025;
5.A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”);
6.Discharge of our directors from liability with respect to the performance of their duties to the date of the AGM;
7.Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company; and
8.    a.    Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital;
b.    Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital (together with the share issuance authorization referred to as Proposal 8(a), the “Issuance Authorizations”).

WHAT VOTE IS REQUIRED TO ADOPT EACH OF THE PROPOSALS?
Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.
Other than for the appointment of directors, each Proposal requires the affirmative vote of a simple majority of the valid votes cast at the AGM, provided that the Issuance Authorizations each require the affirmative vote of a two-thirds majority of the valid votes cast at the AGM if less than half of the Company’s share capital is represented at the meeting. A quorum of at least one-third of the issued and outstanding share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued and outstanding share capital is not represented in person or by proxy with respect to any Proposal, such Proposal cannot be validly adopted at the AGM. References to shares being “outstanding” are to shares that form part of the Company’s issued share capital which are not held by the Company itself or by a subsidiary of the Company.
Dutch law and the Company’s Articles of Association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the AGM but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the AGM or for the purpose of determining the number of votes cast with respect to those matters.
HOW DOES THE BOARD RECOMMEND THAT I VOTE?
The Board unanimously recommends that our shareholders vote “FOR” the appointment of each director; “FOR” the adoption of the Annual Accounts; “FOR” the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025; “FOR” the advisory vote to approve the compensation of the Company’s named executive officers; “FOR” the discharge of our directors from liability with respect to the performance of their duties to the date of the AGM; “FOR” the authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company; “FOR” the delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital; and “FOR” the delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital.
WHO IS ENTITLED TO VOTE AND HOW MANY VOTES DO THEY HAVE?
Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the record date is June 2, 2025 (the “Record Date”). The Board has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who is entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.
As of the close of business on [●], 2025 (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] ordinary shares, €0.10 par value of the Company (“Ordinary Shares” or “Playa shares”) outstanding and entitled to vote. Each Playa share carries the right to cast one vote on each Proposal. Shareholders do not have cumulative voting rights.
HOW DO I VOTE BEFORE THE AGM?
If you are a registered shareholder, meaning that you hold your shares through an account with our transfer agent, Computershare, you can vote by mail, by completing, signing, and returning the accompanying proxy card or you may vote online at www.proxyvote.com or by telephone by following the “Vote by Phone” instructions on the proxy card.

If you are a beneficial owner of Playa shares and hold your shares through a bank, broker, trust company or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Playa shares you beneficially own. If you wish to vote the Playa shares you beneficially own directly either in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.
Given the time of the meeting in the Netherlands, in order for your mailed, telephonic or online vote to be counted, it must be received on or before 5:59 a.m. CEST on June 29, 2025 (the “Cut-Off Time”). The official electronic voting results will be those reported by our vote tabulator, Broadridge, in its final report to be provided promptly following the Cut-Off Time. Proxies delivered or votes received online or by telephone after the Cut-Off Time will be disregarded.
MAY I VOTE AT THE AGM?
You may vote your shares at the AGM if you attend in person. Even if you plan to attend the AGM, we encourage you to vote your shares by proxy, by telephone or online.
IF YOU PLAN TO ATTEND IN PERSON:
Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on June 30, 2025. Each shareholder desiring to attend the AGM in person MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your identity and your plan to attend. Such registration must be made to the Company in writing (such notice to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary) prior to the Cut-Off Time. Failure to comply with these requirements may preclude you from being admitted to the AGM.
CAN I CHANGE MY MIND AFTER I VOTE?
You may change your vote at any time before the Cut-Off Time. You may revoke your proxy prior to the Cut-Off Time (1) by submitting a properly signed proxy card with a later date, or (2) by voting in person at the AGM.
WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
Proxies that are signed and returned prior to the Cut-Off Time but do not contain instructions will be voted “FOR” each director and “FOR” each of the other Proposals.
WHAT HAPPENS IF I FAIL TO VOTE OR ABSTAIN FROM VOTING?
If you do not exercise your vote because you do not submit a properly executed proxy card to the Company, and do not vote online or by telephone, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on a Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, such broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the Playa shares in its discretion on such matters. For the avoidance of doubt, if a shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Playa shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of the Board, and it will not be considered a failure to vote.
IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?
If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters, such as the appointment of our directors, without instructions from you. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your Playa shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal that is a non-routine matter, this will be considered to be a “broker non-vote” and your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal. However, your broker, bank, or trust company is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares, in which case your shares will count for purposes of determining whether a quorum is present with respect to that Proposal.
Beneficial owners of Playa shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the AGM, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.
WHAT HAPPENS IF I TRANSFER MY PLAYA SHARES BEFORE THE AGM?
The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Playa shares after the Record Date, you will retain your right to attend and vote at the AGM.
WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?
We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and we may, upon request, reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our shares. The solicitation of proxies by the Board will be conducted by mail and also through the Internet. In addition, certain members of the Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication.

OUR COMPANY
Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of December 31, 2024, Playa owned and/or managed a total portfolio consisting of 24 resorts (8,627 rooms) located in Mexico, Jamaica, and the Dominican Republic:
•In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva Los Cabos;
•In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa, and Jewel Paradise Cove Beach Resort & Spa; and
•In the Dominican Republic, Playa owns and manages Hilton La Romana All-Inclusive Family Resort, Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, and Hyatt Ziva Cap Cana.
As of December 31, 2024, we directly and indirectly employed approximately 13,000 employees worldwide at our corporate offices and on-site at our resorts.

MATTERS TO BE VOTED UPON
Item 1. Appointment of Directors
Our Board currently consists of eight directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law.
One of our directors, Mr. Mahmood Khimji, was designated to the Board pursuant to the Shareholder Agreement dated as of May 31, 2018 (the “2018 Shareholder Agreement”), among the Company, JCSD Trustee Services Limited (“JCSD”) and X Fund Properties Limited (“XFUND”), companies affiliated with Sagicor Group Jamaica Limited (collectively “Sagicor”).
Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.
If appointed, and if the Closing of the previously announced transaction with Hyatt does not occur, each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office as described below. In the event that the Closing of the transaction with Hyatt occurs, the composition of the Board will, as of the Closing, be as set forth in the Company’s Definitive Proxy Statement filed with the SEC on March 21, 2025, related to the EGM, pursuant to which the Company’s shareholders approved the new composition of the Board related to, and contingent upon, the Closing.
The Board has unanimously adopted resolutions to make the following binding nominations:
1.The Board has nominated Bruce D. Wardinski to serve as an executive director for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2026; and
2.The Board has nominated Jeanmarie Cooney, Hal Stanley Jones, Mahmood Khimji, Elizabeth Lieberman, Maria Miller, Leticia Navarro and Karl Peterson to serve as non-executive directors for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2026.
The Board recommends a vote “FOR” the appointment of each director.
Each of the proposed appointments is considered a separate voting item under Dutch law. Set forth below is information regarding each director nominee’s age, principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board that such person should serve as one of our directors. Ages are given as of the date of the AGM. Each nominee is currently on the Board as a director and each has consented to act as a director of Playa if appointed at the AGM.
Bruce D. Wardinski, 65, has served as our Chairman and Chief Executive Officer since March 12, 2017. Mr. Wardinski previously served as Chief Executive Officer of Playa Hotels & Resorts B.V. (our “Predecessor”) and a director of our Predecessor since August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation. Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (now Host Hotels & Resorts, Inc.), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation (now Marriott International, Inc.) from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation, a lodging and hospitality REIT, where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and for Goodyear International in Caracas, Venezuela. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the board of directors and audit committee of DiamondRock Hospitality (NYSE: DRH). Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science and from the Wharton School of Business at the University of Pennsylvania with a Master of Business Administration.

Mr. Wardinski’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, and Risk Management.
Jeanmarie Cooney, 59, has served as a non-executive director since May 11, 2023. Ms. Cooney is an accomplished global finance executive with over thirty years’ experience providing strategic financial and operational management across a diverse spectrum of industries. Since 2020 Ms. Cooney has served as the Chief Financial Officer/Senior Vice President of Finance, Strategy and Planning for New York Road Runners Inc. From 2018 to 2020, Ms. Cooney served as the President of JM Consulting and Coaching Services, and from 2015 to 2018 she served as the Executive Vice President and Chief Financial Officer for Wyndham Hotel Group (now Wyndham Hotels & Resorts). Ms. Cooney began her career at Ernst & Young and has held many senior-level positions with blue-chip corporations including Cendant and PepsiCo, Inc. Ms. Cooney received a Bachelor of Business Administration from Iona College and was previously a Certified Public Accountant.
Ms. Cooney’s Areas of Expertise: Real Estate and Development, Hospitality/Travel Industry, Capital Markets, Environment and Sustainability, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Cybersecurity, and Risk Management.
Hal Stanley Jones, 72, has served as a non-executive director since March 12, 2017. Mr. Jones served as Chief Financial Officer of Graham Holdings Company, a diversified education and media company from 2013 until 2018. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company. From January 2009 to September 2013, he served as the Senior Vice President—Finance and Chief Financial Officer. From January 2008 to December 2009, he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006, he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors and audit committee of Lumen Technologies (NYSE: LUMN) since December 2019, and Carolina Migrant Network, a non-profit entity that provides legal assistance. Mr. Jones received a Bachelor of Arts from the University of Washington and a Master of Business Administration from the University of Chicago Graduate School of Business. Mr. Jones holds a CPA certificate (inactive) from the District of Columbia.
Mr. Jones’ Areas of Expertise: Capital Markets, Public Company Board Experience, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Cybersecurity, and Risk Management.
Mahmood Khimji, 64, was designated by the binding nomination of Sagicor pursuant to the 2018 Shareholder Agreement and has served as a non-executive director since June 29, 2021. Mr. Khimji is a founding Principal of Highgate, a leading real estate investment and hospitality management company, and has been involved in all aspects of Highgate’s development since its founding in 1988. Prior to founding Highgate, Mr. Khimji practiced law at Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji is the Chairman of the board of directors of Sagicor Financial Corporation and also serves on the board of directors of Sagicor Group Jamaica and affiliates. He also serves on the board of directors of American Hotel Income Properties and is a member of the Young Presidents’ Organization (YPO), Chief Executives Organization (CEO) and the Real Estate Forum. Mr. Khimji also serves on the boards of Aga Khan Museum and the Asia Society. Additionally, Mr. Khimji serves on the Board of Trustees for St. Mark’s School of Texas and on the Board of Visitors for Columbia Law School. He attended the University of British Columbia, and received a Bachelor of Arts, summa cum laude, from the University of Houston and a Juris Doctor from Columbia Law School.
Mr. Khimji’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, and Sales and Marketing.
Elizabeth Lieberman, 74, has served as a non-executive director since March 12, 2017. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. Ms. Lieberman provided consulting services to Crestline Hotels from 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, Ms. Lieberman provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to Ms. Lieberman’s appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.), heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998.

Before joining Host Marriott, Ms. Lieberman served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott Corporation (now Marriott International, Inc.) from 1988 to 1995. Prior to joining Marriott Corporation, Ms. Lieberman worked at Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a Bachelor of Science from Nebraska Wesleyan University in Lincoln, Nebraska, and a Juris Doctor from The Catholic University of America, Columbus School of Law in Washington, D.C.
Ms. Lieberman’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Public Company Board Experience, Corporate Governance, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.
Maria Miller, 68, has served as a non-executive director since June 29, 2021. Ms. Miller is a marketing executive with over 30 years of experience in innovative marketing and digital communications which includes the consumer products, financial services, e-commerce, travel, cruise and hospitality industries. Ms. Miller has held several C-suite and executive level positions with expertise leading innovative marketing and digital strategies to deliver profitable growth and superior business results. Most recently, Ms. Miller spent eight years in the cruise industry. From 2017 to 2019, Ms. Miller served as Chief Marketing Officer for Bahamas Paradise Cruise Line. Prior to that, Ms. Miller was Senior Vice President—Chief Marketing Officer for Norwegian Cruise Line from 2009 to 2015. Ms. Miller also held various senior marketing roles at several companies, including Dave and Buster’s, Inc., Elance, Inc. (now Upwork), Avis Rent A Car, Inc. and American Express. Ms. Miller earned a Bachelor of Science from New York University and a Master of Business Administration from Stanford University Graduate School of Business.
Ms. Miller’s Areas of Expertise: Hospitality/Travel Industry, Public Company Board Experience, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.
Leticia Navarro, 71, has served as a non-executive director since June 29, 2021. Ms. Navarro is an entrepreneur who formerly served as the Secretary of Tourism of Mexico in President Vicente Fox’s cabinet from 2000 to 2003. Ms. Navarro has extensive business experience, most recently as the CEO and International VP of DHL Express Mexico from 2003 to 2008, and previously as the worldwide CEO of Jafra Cosmetics, then a subsidiary of The Gillette Co. Ms. Navarro has served as a board member of Alta Growth Capital, a Mexican private equity fund, since 2014, and is a board member for several private companies, such as Turistore and CORCIMEX. Ms. Navarro is actively involved with non-governmental organizations and institutes in Mexico and abroad related to education. Ms. Navarro earned a Bachelor of Business Administration from the Universidad Autónoma de Mexico and a Master in Mexican History from the Instituto Cultural Helénico.
Ms. Navarro’s Areas of Expertise: Hospitality/Travel Industry, Public Company Board Experience, Corporate Governance, Environment and Sustainability, Human Capital Management, Business Head/Corporate Management, and Sales and Marketing.
Karl Peterson, 54, has served as a non-executive director since March 12, 2017. Mr. Peterson leads CapitalKP and Peterson Capital Partners, LP, family offices overseeing several public stock investments and numerous private investments. Previously, Mr. Peterson was a Senior Partner of TPG and the Managing Partner of TPG Pace Group, TPG’s effort to sponsor SPACs and other permanent capital solutions for companies. After rejoining TPG in 2004, Mr. Peterson led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017 and served on the Executive Committee of TPG. Prior to 2004, Mr. Peterson was a co-founder and the president and chief executive officer of Hotwire.com. Mr. Peterson led the business from its launch through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation (NASDAQ: SABR), is the Chairman of Accel Entertainment (NYSE: ACEL), and is a director of Vacasa, Inc. (NASDAQ: VCSA). Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration with High Honors.
Mr. Peterson’s Areas of Expertise: Real Estate and Development, Hotel Operations, Hospitality/Travel Industry, Capital Markets, Public Company Board Experience, Corporate Governance, Environment and Sustainability, Human Capital Management, Financial Reporting/Accounting, Business Head/Corporate Management, Sales and Marketing, and Risk Management.

Director Qualifications
The Nominating and Governance Committee of our Board has prepared policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board; such policies are posted on our website. Generally, the Nominating and Governance Committee considers the entirety of each candidate’s qualifications and credentials. At a minimum, all candidates for director must possess: high personal and professional ethics and integrity; an ability to exercise sound judgment; an ability to make independent analytical inquiries; an ability and willingness to devote sufficient time and resources to diligently perform Board duties; appropriate and relevant business experience and acumen; and a reputation consistent with the image and reputation of the Company. In addition to the foregoing minimum qualifications, the Nominating and Governance Committee believes that there are other qualities that should be taken into consideration when considering whether to recommend a candidate, such as the candidate’s conflicts of interest or affiliations with the Company’s competitors and his/her demographic background. The Nominating and Governance Committee considers candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Governance Committee. In addition, pursuant to our Board Rules a majority of the members of the Board must meet the criteria for independence under (i) the Nasdaq listing rules, as in effect from time to time and as interpreted by our Board in its business judgment, and (ii) the Dutch Corporate Governance Code (“DCGC”), to the extent reasonably practicable.
The above-mentioned attributes, along with the leadership skills and other experiences of our officers and our Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth and to promote the interests of our other stakeholders.
The Board recommends that shareholders vote “FOR” the appointment of Bruce D. Wardinski as executive director and each of the other nominees discussed above as non-executive directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 2. Adoption of Annual Accounts for the fiscal year ended December 31, 2024
At the AGM, as required under Dutch law and the Company’s Articles of Association, our shareholders will be asked to adopt the Annual Accounts. The Annual Accounts have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union on a consolidated basis and prepared under Dutch generally accepted accounting principles on a standalone basis. The Annual Accounts do not represent consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2024 that were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Companies domiciled in the United States are not generally required to obtain shareholder adoption of annual accounts.
As required under Dutch law, our shareholders will be asked to adopt the Annual Accounts.
A copy of the Annual Accounts is available free of charge under the “Other Documents” section of our website and at our registered office in the Netherlands at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to adopt the Annual Accounts. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025
The Audit Committee recommended and the Board has approved Deloitte as the Company’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2025. In addition, the Board has directed that management submit the selection of Deloitte as the independent registered public accounting firm for ratification by the shareholders at the AGM. Please see the section entitled “Audit Committee Matters” for the aggregate fees for professional services rendered by Deloitte for the Company and our subsidiaries for the years ended December 31, 2024 and 2023.
Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by Playa’s Articles of Association or otherwise. However, if shareholders fail to ratify the selection, the Board will reconsider whether or not to retain the engagement of Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. No representatives of Deloitte are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. We do not expect to receive broker non-votes in connection with this proposal.
The Board recommends that shareholders vote “FOR” the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025
Pursuant to Dutch law, the AGM is authorized to appoint an auditor to audit the Company’s Dutch Statutory Annual Accounts. Based on the recommendation of the Audit Committee, the Board proposes to the AGM that Deloitte Accountants B.V. be instructed to serve as the auditor who will audit our Dutch Statutory Annual Accounts as required by Dutch law for the year ending December 31, 2025. No representatives of Deloitte Accountants B.V. are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required for the instruction to Deloitte Accountants B.V. for the audit of the Company’s Statutory Annual Accounts for the fiscal year ending December 31, 2025. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 5. A non-binding, advisory vote to approve the compensation of the Company’s named executive officers
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a nonbinding advisory resolution to approve the compensation of its named executive officers.

We urge shareholders to read the section titled “Compensation Discussion and Analysis” of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing in this proxy statement, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board believe that our policies and procedures as disclosed in this proxy statement properly link executive compensation to Company performance and align the interests of our executive officers with those of our shareholders.
The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement.
Accordingly, the Company is asking its shareholders to vote on the following resolution at the AGM:
“RESOLVED, that the annual general meeting approves, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual general meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosures.”
This advisory vote, commonly referred to as a “Say-On-Pay” vote, is nonbinding on the Board. Although nonbinding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program. At our 2022, 2023 and 2024 annual general meetings, our shareholders approved this proposal with over 98%, 99%, and 99%, respectively, of the total votes cast voting in favor.
We have adopted a policy of holding our Say-on-Pay vote annually in accordance with good governance practice. Unless the Board modifies its policy on the frequency of future Say-on-Pay votes, the next advisory Say-on-Pay vote will be at the 2026 annual general meeting.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to approve the advisory vote on the compensation of our named executive officers. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the advisory vote on the compensation of our named executive officers, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 6. Discharge of our directors from liability with respect to the performance of their duties to the date of the AGM
At the AGM, our shareholders will also be asked to grant a discharge to the directors of the Company from their liability with respect to the performance of their duties as directors of the Company to the date of the AGM. The scope of the discharge extends to the facts that are apparent from the Annual Accounts or the Annual Report, and facts that are otherwise known to the general meeting of shareholders.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the discharge to the directors. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the granting of discharge from liability to the directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company
At the AGM our shareholders will also be asked to authorize the Board to perform, on the Company’s behalf, acquisitions of fully-paid up shares, or depository receipts for shares, in the capital of the Company for a period of 18 months following the date of the AGM by any means, including through derivative products, private purchases, block trades, purchases on a stock exchange, or otherwise, for a price per share between EUR 0.01 and 115% of the average market price of the shares on the Nasdaq (such average market price being calculated on the basis of (a) the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date the acquisition was agreed upon or the trading order for such acquisition was given or (b) if it concerns an acquisition through a tender offer, the average closing price on each of the five consecutive trading days preceding the date that such tender offer commences), up to 20% of the shares comprised in the Company’s issued share capital at close of business on the date of the AGM. This authorization, if given, will supersede and replace the Board’s existing repurchase authorization granted by shareholders on May 16, 2024.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company.
Item 8(a). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital
Under Dutch law, the general meeting has the authority to issue shares in Playa’s capital and to limit or exclude pre-emptive rights, to the extent such authority is not delegated to the Board. Such a delegation would be consistent with market practice. The delegation may continue for up to five years or may be given on a rolling basis.
The Board is seeking authorization, for a period of 18 months from the date of the AGM, to issue shares and grant rights to subscribe for shares up to a maximum of 10% of Playa’s issued share capital (as per the end of the trading day on the date of the AGM) and to limit or exclude pre-emptive rights in connection therewith. For reference, Playa’s issued share capital as of May 28, 2025 was 173,842,507 shares.
Adoption of this proposal will support Playa’s ability to effect mergers, acquisitions, strategic alliances, and other transactions in Playa’s interests, and the interests of its shareholders and other stakeholders, using its shares as consideration, while also allowing the Board to have the flexibility to issue shares and to grant rights to subscribe for shares up to 10% of Playa’s issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes without the expense of calling an extraordinary general meeting of shareholders.
This authorization is intended to extend the period during which the Board has the authorization to issue shares and grant rights to subscribe for shares in Playa’s capital and to limit or exclude pre-emptive rights in connection therewith. This authorization, if given, will supersede and replace the Board’s existing authorization granted by shareholders on May 16, 2024.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization, except if less than half of Playa’s issued share capital is represented at the AGM, in which latter case the affirmative vote of two thirds of the valid votes cast at the AGM will be required. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the authorization of the Board to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 8(b). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital
In addition to the authorization under Proposal 8(a), the Board is also seeking authorization, for a period of 18 months from the date of the AGM, to issue shares and grant rights to subscribe for shares up to a maximum of an additional 10% of Playa’s issued share capital (as per the end of the trading day on the date of the AGM) and to limit or exclude pre-emptive rights in connection therewith.
Adoption of both Proposals 8(a) and 8(b) will give the Board further flexibility to issue shares and to grant rights to subscribe for shares up to an aggregate of 20% of Playa’s issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes without the expense of calling an extraordinary general meeting of shareholders.
This authorization is intended to extend the period during which the Board has the authorization to issue shares and grant rights to subscribe for shares in Playa’s capital and to limit or exclude pre-emptive rights in connection therewith. This authorization, if given, will supersede and replace the Board’s existing authorization granted by shareholders on May 16, 2024.
The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization, except if less than half of Playa’s issued share capital is represented at the AGM, in which latter case the affirmative vote of two thirds of the valid votes cast at the AGM will be required. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.
The Board recommends that shareholders vote “FOR” the authorization of the Board to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

AUDIT COMMITTEE MATTERS
Policy for Pre-Approval of Audit and Permitted Non-Audit Services
Pursuant to the terms of its charter, our Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. Our Audit Committee is authorized to delegate the pre-approval of audit and permitted non-audit services to one or more of its members, provided that any decisions to pre-approve any audit or permitted non-audit services pursuant to this authority must be presented to our full Audit Committee at its next scheduled meeting. Our Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2024 and 2023.
Auditor Fees and Services
Aggregate fees for professional services rendered by our independent registered public accounting firm, Deloitte, for the Company and our subsidiaries for the years ended December 31, 2024 and 2023 were as follows ($ in thousands):

	Year Ended December 31,
	2024	2023
Audit fees	$4,132	$3,719
Tax fees	293	412
Audit related fees	—	—
All other fees	—	—
Total	$4,425	$4,131
Audit fees represent Deloitte’s professional services fees for the audit of the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, respectively, included in our Annual Reports on Form 10-K, as well as for the review of quarterly financial statements, accounting consultation and other attestation services that are typically performed by the independent registered public accountant, and services that are provided by Deloitte in connection with statutory and regulatory filings.
Tax fees for the years ended December 31, 2024 and 2023 represent fees for the preparation of our international tax returns and other tax services.
Our Audit Committee has considered and determined that the services provided by Deloitte are compatible with maintaining Deloitte’s independence.

Audit Committee Report
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates this Report by reference therein.
Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. GAAP and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements.
In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2024, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their procedures, including critical audit matters addressed during the audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with Deloitte & Touche LLP matters relating to its independence and has received from Deloitte & Touche LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence. The Audit Committee also received quarterly reports from the Company’s internal auditors, including the Company’s work regarding internal controls over financial reporting.
On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024 for filing with the SEC. The Audit Committee also approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2025, and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the AGM.
Submitted by:
Jeanmarie Cooney, Chairperson
Hal Stanley Jones
Elizabeth Lieberman

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Profile
Our corporate governance has been structured in a manner intended to closely align our interests with those of our stakeholders. Notable features of our corporate governance structure include the following:
•our Board is not staggered and each of our directors is elected for a term of one year following a binding nomination of our Board;
•88% (seven of eight) of our current directors are independent under Nasdaq listing standards;
•we do not have a poison pill;
•our Articles of Association and Dutch law provide that resolutions of our Board concerning a material change in our identity, character or business are subject to the approval of the general meeting; and
•certain actions can only be taken by our general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of our Board, including an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends on our shares, the application for bankruptcy and a merger or demerger of us.
Our Board
We have a single-tier board that currently consists of eight directors: one executive director and seven non-executive directors. Our executive director and each of our seven non-executive directors were elected at last year’s annual general meeting to serve for a term of one year following his or her appointment. Our Board may perform all acts necessary or useful for achieving our corporate purposes, other than those acts that are prohibited by law or by our Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent us in dealings with third parties.
Board Matrix
We believe that each of our director nominees possess the professional and personal qualifications necessary for effective service as a director and, that together, our directors have a complementary balance of knowledge, experience, and capabilities that will best serve the Company and its stakeholders. We also believe that each nominee has a reputation for integrity, adherence to the highest ethical standards, sound business judgment, and willingness to represent the long-term interests of our stakeholders.

The following chart shows a summary of the director nominees’ skills and core competencies:

Board Areas of Expertise Matrix
	Bruce D. Wardinski	Jeanmarie Cooney	Hal Stanley Jones	Mahmood Khimji	Elizabeth Lieberman	Maria Miller	Leticia Navarro	Karl Peterson
Real Estate and Development	X	X		X	X			X
Hotel Operations	X			X	X			X
Hospitality/Travel Industry	X	X		X	X	X	X	X
Capital Markets	X	X	X	X				X
Public Company Board Experience	X		X	X	X	X	X	X
Corporate Governance	X			X	X		X	X
Environment and Sustainability		X					X	X
Human Capital Management	X	X	X	X	X	X	X	X
Financial Reporting/Accounting	X	X	X	X				X
Business Head/Corporate Management	X	X	X	X	X	X	X	X
Cybersecurity		X	X
Sales and Marketing				X	X	X	X	X
Risk Management	X	X	X					X
Director Independence
Nasdaq listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
All of our current directors are independent pursuant to the rules of the Nasdaq except Mr. Wardinski, our Chairman and Chief Executive Officer. In order to make the determination for Mr. Khimji, the Board considered that Mr. Khimji was appointed to the Board to serve as non-executive director in accordance with the designation rights of Sagicor pursuant to the 2018 Shareholder Agreement and would be required to resign from our Board upon request by Sagicor.
There are no family relationships among our executive officers and directors.
All of our current non-executive directors, Mses. Cooney, Lieberman, Miller and Navarro, and Messrs. Jones, Khimji and Peterson, also each qualify as “independent” under the DCGC.
Our directors stay informed about our business by attending meetings of our Board and their respective committees and through supplemental reports and communications. Our non-executive directors, to the extent independent under Nasdaq rules, meet regularly in executive sessions without the presence of our executive officers or directors that are not independent under Nasdaq rules.
Our Board Designations
The general meeting of shareholders appoints the directors of our Board. The general meeting can only appoint a director upon a binding nomination by our Board. The general meeting may at any time resolve to render such nomination to be non-binding by a majority of votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by our Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting shall determine whether that person is appointed as executive director or as non-executive director.
Each of our directors was appointed by the 2024 annual general meeting for a term that will expire at the end of the AGM and each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office.
Under Dutch law, the person chairing the meetings of our Board is required to be a non-executive director. This person is currently Ms. Lieberman, who is our Lead Independent Director. As Lead Independent Director, Ms. Lieberman serves as a liaison between the Company’s management and the non-executive directors, and has responsibilities relating to the general operation and processes of the Board, such as ensuring that directors receive information necessary for the performance of their duties, ensuring that the Board and its committees have sufficient time for deliberation and decision-making, overseeing the annual Board review and self- evaluation, and ensuring that directors receive sufficient education and training. Mr. Jones serves as the Vice Chairman of the Board and, accordingly, would fulfill the responsibilities of the Lead Independent Director in her absence or inability to act.
Mr. Wardinski currently serves as both our Chairman of the Board and Chief Executive Officer. Ms. Lieberman, our Lead Independent Director, works closely with Mr. Wardinski on Board meeting agendas and Board policies and procedures. She also presides at all executive sessions of the independent directors, serves as the principal liaison between our independent directors and our Chief Executive Officer, and provides feedback on behalf of the independent directors regarding business issues and management. The Board believes that Ms. Lieberman’s prior experience in senior executive positions, including as general counsel of Crestline, is particularly valuable in her role as the Lead Independent Director. If in the future the Board appoints an independent Chairman, we will publicly disclose the appointment.
The non-executive directors supervise the executive director and our Board as a whole, and provide guidance to individual directors and to our Board as a whole. Each director owes a duty to us to properly perform the duties of our Board as a whole and the duties assigned to such director, and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.
Our Board Powers and Function
Our Board is charged with the management of the Company, subject to the restrictions contained in our Articles of Association and our Board Rules. The executive director is responsible for operational management of the Company and the business enterprise connected therewith, as well as with the implementation of the decisions taken by our Board. The non-executive directors have no day-to-day management responsibility but supervise the policy and the fulfillment of duties of the executive director and the general affairs of the Company. Additionally, the directors have a collective responsibility towards the Company for the duties of our Board as a whole. In performing their duties, the directors shall be guided by the interests of the Company and, in this respect, the directors shall take the interests of all of our stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, our independent advisors. The executive director will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.
Our Board will represent the Company. We may also be represented by the Chief Executive Officer, in his capacity as executive director and, where more than one executive director has been appointed, by each executive director individually.
Our Board Meetings and Decision Making
Each director may cast one vote on all matters presented to our Board and those committees on which he or she serves for approval. Resolutions of our Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless our Board Rules provide differently. Where there is a tie in any vote of our Board, no resolution shall have been passed. Meetings of our Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of our Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.
During 2024, our Board held five meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. Our Board Rules provide that all directors are expected to attend all Board meetings. We do not have a formal policy regarding director attendance at our annual general meetings, and two of our directors attended the 2024 annual general meeting.

2018 Shareholder Agreement
In connection with our acquisition of a portfolio of all-inclusive resorts, developable land sites and certain intangible assets (collectively the “Sagicor Assets”), we entered into the 2018 Shareholder Agreement with JCSD and XFUND, companies affiliated with Sagicor (together with their permitted transferees thereunder, the “Sagicor Shareholders”). Pursuant to the 2018 Shareholder Agreement, based on current beneficial ownership, the Sagicor Shareholders have, among other rights, the right to designate one individual for inclusion in Playa’s annual director nomination list, and will maintain such right for as long as the Sagicor Shareholders hold more than 10,000,000 Ordinary Shares and 18,000,000 or fewer Ordinary Shares. The Sagicor Shareholders nominated Mahmood Khimji, a current director on the Playa Board, pursuant to the 2018 Shareholder Agreement. The 2018 Shareholders’ Agreement will terminate automatically in accordance with its terms in the event that the Sagicor Shareholders cease to beneficially own more than 10,000,000 Ordinary Shares.
Our Board Conflicts of Interest
A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of us and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by our Board, the resolution may nevertheless be passed by our Board as if none of the directors has a conflict of interests as described in the previous sentence.
Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.
Under the DCGC, each director is required to immediately report any actual or potential conflict of interest which is of material significance to us and/or to such director to the Lead Independent Director and the Audit Committee and shall provide all information relevant to such potential conflict of interest. If the Lead Independent Director has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of our Board and the Audit Committee. Our Board shall decide, without the director concerned being present, whether there is a conflict of interest. Transactions in which there is a conflict of interest shall be performed and disclosed in accordance with applicable law, the Nasdaq listing rules and the DCGC.
Director Liability
Pursuant to Dutch law, members of our Board may be liable to us for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of our Board may also incur criminal liabilities. The members of our Board and certain executive officers are insured at our expense against damages resulting from their conduct when acting in the capacities as such directors or executive officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, we provide the current and former members of our Board with protection through indemnification under our Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at our request. In addition, we have entered into indemnification agreements with our directors and executive officers.
Director Suspension and Removal
The general meeting of our shareholders will at all times have the power to suspend or remove a director by a resolution adopted by at least a majority of the votes cast at a general meeting of our shareholders, representing at least a majority of issued share capital, unless the proposal is at the proposal of our Board, in which case a majority of the votes cast is required. An executive director may also be suspended by our Board. A suspension will expire at the end of a three-month period if no resolution has been adopted either to lift the suspension or to remove the relevant director.
Service on Other Boards
The Company values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities may also present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. Our Board Rules provide that directors should advise the Lead Independent Director and the Nominating and Governance Committee before accepting a nomination or appointment to membership on other public company boards of directors or any audit committee or other significant committee assignment on any other public company board of directors, or when changing his or her principal occupation or business association, or taking on significant additional business responsibilities. Other directorships and commitments should not interfere with a director’s obligations to the Board, and our Board Rules provide that no non-executive director may simultaneously serve as a director of more than four additional public companies (with service on the boards of special purpose acquisition companies to be reviewed by the Nominating and Governance Committee to determine whether such policy is applicable). Members of the Audit Committee should not serve on more than two other publicly-traded company audit committees unless the Board has affirmatively determined that such service will not impair the member’s ability to serve effectively on the Audit Committee. In addition, no executive director, or non-executive director who serves as an executive officer or in an equivalent position of another public company, may serve on more than one public company board in addition to the Company’s Board, and an executive director should not accept a non-executive or supervisory position on the board of another public company without the approval of the Board.
Board Committees
Our Board has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Governance Committee, all of which are comprised solely of independent directors under the Nasdaq rules as well as a majority of independent directors under the DCGC. The principal functions of each standing committee are briefly described below. Our Board may from time to time establish other committees to facilitate our governance.
Audit Committee
Our Audit Committee consists of Ms. Cooney (Chairperson), Mr. Jones and Ms. Lieberman. Ms. Cooney and Mr. Jones each qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations, based on among other things, their employment experience in finance and accounting, including their years as chief financial officers of public companies and as accountants at major accounting firms, and each also qualifies as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the Nasdaq corporate governance listing standards. Our Board adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including overseeing:
•our accounting and financial reporting processes and discussing these with management;
•the integrity and audits of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our sustainability reporting processes and internal controls relating thereto;
•the review of our policies and procedures to identify, assess, manage, mitigate and monitor significant business risks of the Company, including key risks to which we are subject such as credit, liquidity, market, operational, information technology, privacy, security, business continuity, regulatory and reputational risk;
•our privacy, information technology and security and cybersecurity risk exposures, including the potential impact of those exposures on our business, financial results, operations and reputation; the programs and steps implemented by management to monitor and mitigate any exposures; our information governance and information security policies and programs; and major legislative and regulatory developments that could materially impact our privacy, data security and cybersecurity risk exposure;
•our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with its policies related thereto, and our policy in respect of tax planning;
•the engagement and retention of the independent registered public accounting firm and the recommendation to our general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including our annual accounts, and the evaluation of the qualifications, independence and performance of the independent registered public accounting firm, including the provision of non-audit services;
•the review of all related party transactions in accordance with our related party transactions policy;
•the role and performance of our internal audit function;
•our overall risk profile; and
•attending to such other matters as are specifically delegated to the Audit Committee by our Board from time to time.

The Audit Committee is responsible for selecting an independent registered public accounting firm to be appointed by our general meeting (or, if not appointed by our general meeting, by our Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including the pre-approval of all audit and permitted non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our proxy statement. The Audit Committee held nine meetings during 2024.
Compensation Committee
Our Compensation Committee currently consists of Mr. Peterson (Chairperson), Mr. Jones and Ms. Lieberman. The Compensation Committee assists our Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by our general meeting from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chairman and Chief Executive Officer’s compensation, evaluating our Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of our Chairman and Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of our other executive officers and overseeing their performance;
•reviewing and making recommendations to our Board with respect to the compensation of our directors;
•reviewing and making recommendations to our Board with respect to our executive compensation policies and plans;
•implementing and administering our incentive and equity-based compensation plans;
•determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers and other employees pursuant to these plans;
•ensuring that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior;
•assisting management in complying with our proxy statement and management report disclosure requirements;
•producing a Compensation Committee report to be included in our annual proxy statement;
•administering our Executive Compensation Recovery Policy;
•assisting our Board in producing the compensation report to be included in our management report publicly filed in the Netherlands and to be posted on our website; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.
Our Board adopted a Compensation Committee charter, which details these principal functions of the Compensation Committee. The Compensation Committee held six meetings during 2024.
Compensation Consultant
For 2024, the Compensation Committee engaged AETHOS Consulting Group, a nationally recognized consulting firm, to provide independent research, evaluation and advice related to our compensation policies for our directors and executive officers and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making determinations regarding the compensation of our directors and executive officers. The Compensation Committee regularly reviews and assesses AETHOS Consulting Group’s independence pursuant to SEC and Nasdaq rules and has determined that the firm is independent and has no conflicts of interest with the Company.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Mr. Peterson (Chairperson), Mr. Jones and Ms. Lieberman. No member of the Compensation Committee is a current, or during 2024 was a former, officer or employee of ours or any of our subsidiaries. In 2024, none of Playa or our Predecessor’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of Ms. Lieberman (Chairperson), Mr. Khimji, Ms. Miller and Ms. Navarro. The Nominating and Governance Committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of our Board and its committees. Our Board adopted a Nominating and Governance Committee charter, which details the principal functions of the Nominating and Governance Committee, including:
•identifying, recruiting, and recommending to the full Board qualified candidates for designation as directors or to fill our Board vacancies at our general meeting;
•developing and recommending to our Board corporate governance guidelines as set forth in the rules of our Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;
•overseeing our Board’s compliance with legal and regulatory requirements;
•reviewing and making recommendations on matters involving the general operation of our Board, including board size and composition, and committee composition and structure;
•recommending to our Board nominees for each committee of our Board;
•overseeing our activities relating to corporate social responsibility and sustainability, including the Company’s Diversity and Inclusion Policy;
•annually facilitating the assessment of our Board’s performance as a whole and of the individual directors, and the performance of our Board’s committees as required by applicable law, regulations and the Nasdaq corporate governance listing standards; and
•overseeing the performance evaluation process of our management team.
The Nominating and Governance Committee held four meetings during 2024.
Board and Committee Self-Evaluations
At least annually, our Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee perform self-evaluations under the direction of the Nominating and Governance Committee and the Lead Independent Director. The Board self-evaluation includes a discussion of the Board’s profile and composition and the competence, functioning, performance and effectiveness of the individual directors and contains a series of tailored statements designed to facilitate discussion among the Board. The Lead Independent Director also meets individually with each director to discuss his or her perspective on the effectiveness and functioning of the Board and its committees.
The Lead Independent Director leads a discussion in executive session with the full Board to review the results of the individual discussions and self-evaluations, and identify any items requiring follow-up. The purpose of the evaluations is to identify ways to improve the functioning of the Board and these committees. This process also assists the Board in determining the appropriate nominees for election based on current Company and Board needs.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to its executive officers, directors and employees and agents. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the code.
Only our Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of our code of business conduct and ethics for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or Nasdaq regulations by posting such information on our website rather than by filing a Form 8-K. Our code of business conduct and ethics includes a whistleblower policy as contemplated by the DCGC and applicable SEC rules. Our code of business conduct and ethics is available on our website at https://investors.playaresorts.com.
Insider Trading Policy
The Board has adopted an insider trading policy that applies to the Company’s executive officers, directors, employees and their immediate family members (a “Covered Person”), and has implemented processes that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations. The insider trading policy prohibits Covered Person from trading in Playa shares while in possession of material, non-public information.
All directors and officers of the Company and its subsidiaries, certain key employees, and any family members or other persons that reside in the same household as those persons are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities, including quarterly and special blackout periods and requirements to obtain approval in advance of transactions in Playa stock. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Transactions by the Company in its own securities are monitored by internal and external legal counsel for compliance with applicable securities laws.
Political and Charitable Contributions
Our Nominating and Governance Committee oversees the Company’s policy regarding political and charitable contributions, which is set forth in the Company’s Code of Business Conduct and Ethics. In the United States, the Company’s funds or assets may not be contributed, directly or indirectly, to (i) candidates or political parties; (ii) political action committees (PACs) and other political committees; (iii) ballot initiatives; (iv) industry and trade associations to the extent such contributions are designated or directed to be used for political purposes; or (v) organizations, firms, or persons engaged in lobbying activities on behalf of the Company, in each case, without the prior approval of the Nominating and Governance Committee. The foregoing sentence does not apply to (i) industry or trade association membership dues; or (ii) event sponsorships as long as such events are not directed towards a specific political purpose. Charitable contributions made by the Company to any charitable organization in excess of $10,000 require the prior approval of the Company’s General Counsel. We did not make any contributions to political candidates or parties and political action committees in the U.S. in 2024. In countries other than the United States in which political contributions by companies are lawful, a political contribution may be made only upon the prior specific written approval of the Company’s General Counsel.
Anti-Bribery and Anti-Corruption Policy
Pursuant to our Anti-Bribery and Anti-Corruption Policy, we do not tolerate bribery and corruption, and require compliance with the U.S. Foreign Corrupt Practices Act and other international anti-bribery and anti-corruption laws. All Company personnel, as well as all consultants, contractors, and agents acting on behalf of the Company, are expected to conduct business legally and ethically, in accordance with best practices. The Anti-Bribery and Anti-Corruption Policy sets forth the Company’s general principles against the transfer, offer or agreement to transfer any type of benefit for the purpose of influencing a public official to misuse his or her power or influence. Under our Anti-Bribery and Anti-Corruption Policy, the Company and its representatives also may not transfer, offer or agree to transfer any improper payments or benefits to any private parties to gain an improper commercial advantage.
Stock Ownership Guidelines
We encourage significant stock ownership by our non-executive directors and executive management to align the interests of our leadership with those of our shareholders. The Board established stock ownership guidelines that require each non-executive director to own Playa equity equal in value to a multiple of their annual base cash retainer, to the extent such non-executive director receives equity compensation for his or her service on the Board. The Board also established stock ownership guidelines for our Chairman and Chief Executive Officer and the other NEOs that require each executive to own Playa equity equal in value to a multiple of their respective base salary. The non-executive directors and NEOs are required to comply with the ownership requirement within five years of their respective appointments.
Current stock ownership guideline values for our non-executive directors, Chairman and Chief Executive Officer and remaining NEOs are as follows:

Position	Multiple of Applicable Annual Cash Retainer or Base Salary
Non-Executive Director	5x
Chairman and CEO	5x
Other NEOs	3x
In determining compliance with the stock ownership guidelines, we include all classes of shares beneficially owned, including shares received as compensation and time-vesting and target amounts of performance-based restricted shares. No NEO or non-executive director will be deemed to be out of compliance with the policy to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is due to a decrease in the market price of the Company’s Ordinary Shares and such person has not sold any Ordinary Shares (other than shares sold to cover tax withholding upon vesting events) since the time such person’s ownership dropped below the required threshold.
The Compensation Committee reviews stock ownership annually. All of our non-executive directors who have been board members for five years or longer and all of our NEOs currently hold sufficient equity of our Company to satisfy the stock ownership guidelines.
Hedging and Pledging of Company Securities
Pursuant to the Company’s insider trading policy, directors, officers, and certain designated employees are prohibited from (i) engaging in all forms of hedging or monetization transactions involving the Company’s securities, including the use of equity swaps, collars, forward sale contracts (including prepaid variable forward contracts) and exchange funds, and (ii) pledging the Company’s securities to secure margin or other loans.
In connection with Mr. Khimji’s appointment as an interim non-executive director in March 2021, the Board granted a limited waiver to the anti-pledging provision of the Company’s insider trading policy pertaining to a pre-existing pledge arrangement under which shares beneficially owned by Mr. Khimji are pledged as collateral for a general-purpose, secured line of credit. The waiver was granted on the condition that Mr. Khimji resign from the Board in the event that such pledged shares are sold in violation of the Company’s insider trading policy, including the pre-clearance and blackout conditions.
Risk Oversight
The Board plays an important role in the risk oversight of the Company. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board of Directors administers its risk oversight function through:
•the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market and other economic conditions, resort operations, potential expansion and growth opportunities, oversight of cybersecurity and IT systems, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;
•the review and assessment of risk relative to insurance coverage for our operating activities and financial investments;
•direct oversight of specific areas of our business by the Audit Committee, Compensation Committee and Nominating and Governance Committee; and
•periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, our internal control over financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.
Cyber Risk
Pursuant to its charter, the Audit Committee of the Board, which consists solely of independent directors and whose chair has cybersecurity experience, reviews, discusses with management, and oversees the Company’s privacy, information technology and security and cybersecurity risk exposures, including: (1) the potential impact of those exposures on the Company’s business, financial results, operations and reputation; (2) the programs and steps implemented by management to monitor and mitigate any exposures; (3) the Company’s information governance and information security policies and programs; and (4) major legislative and regulatory developments that could materially impact the Company’s privacy, data security and cybersecurity risk exposure. The Audit Committee receives quarterly updates from the Company’s Senior Vice President, Information Technology, Vice President, IT, Security & Compliance, internal audit function, and/or other members of our executive leadership team, including a detailed threat assessment relating to information technology and cybersecurity risks as well as short- and long-term plans to mitigate identified risks and invest in new technological solutions and resources to support our cybersecurity program. The Board of Directors also receives updates on cybersecurity matters from the Company’s Senior Vice President, Information Technology, Vice President, IT, Security & Compliance, internal audit function, and/or other members of our executive leadership team on at least an annual basis, with periodic updates provided as needed. The Audit Committee and the Board consider cybersecurity as part of the Company’s business strategy, financial planning, and capital allocation.
Annually, we offer cybersecurity training programs to our Board. The cybersecurity trainings are designed to provide Board-level insight into cybersecurity strategy, leadership, and management in addition to organizational best practices to prepare, protect and respond against new and emerging cyber security risks and breaches.
As of December 31, 2024, we are not aware of any material cybersecurity incidents that impacted the Company in the last three years. Please see our Annual Report on Form 10-K for the year ended December 31, 2024 for more information on our processes and procedures for addressing and managing cybersecurity risks.
Social and Environmental Commitment
Our Environmental, Social and Governance (“ESG”) Committee is dedicated to obtaining a broader reach for idea generation and effectively promoting best practices and cross-collaboration related to corporate social responsibility and sustainability. The members of the ESG Committee include our Chief Operating Officer, General Counsel, Chief People Officer, Director of ESG, and Senior Vice President, Investor Relations & Strategy. Our ESG Committee oversees Playa’s commitment to incorporating environmental sustainability, social responsibility and governance into our daily operations at all levels with an emphasis on reducing our environmental impact, mitigating risks, improving our communities and driving value for all our stakeholders. The ESG Committee is overseen by and reports directly to the Nominating and Governance Committee of the Board regarding Playa’s activities over corporate social responsibility and sustainability matters and the external reporting thereof. The Nominating and Governance Committee regularly updates the Board on the activities of the ESG Committee. The ESG Committee also provides regular updates to the Audit Committee, which oversees the Company’s sustainability reporting processes and internal controls.
Our Board and our ESG Committee are focused on cultivating an energetic, engaged and passionate culture that helps each of our employees achieve their own personal goals. Playa supports employees through learning, development and advancement opportunities, offering a competitive benefits package and spending time discussing performance and goals of each employee and how Playa can support them in their future. Playa employees understand and take advantage of our Open-Door Policy to communicate suggestions and concerns to Playa’s leadership team. We believe that every individual has a voice that adds value to our organization. By listening to our employees, we learn how to constantly improve and make changes to continuously enhance our working environment.
In May of 2023, Playa launched Playa Cares, our Sustainable Management System. Playa Cares is built on the four strategic pillars of Sustainable Tourism established by the Global Sustainable Tourism Council (GSTC), which allows us to align each of our programs and initiatives with global efforts to change the tourism industry into a driver of sustainable development. The implementation of Playa Cares in each of our resorts and offices is the responsibility of the individual Playa Cares committees, comprised of department heads and employees across the resort. The Playa Cares committee is responsible for planning, implementing, monitoring, and adapting the programs and initiatives defined within the Playa Cares Sustainable Management System in each of the Playa resorts.

Environmental
We rely on the beautiful beaches and lush landscapes of our resort destinations to provide a backdrop for our signature service for our guests and take responsibility to lead the way in our communities in order to sustain these natural environments and help them flourish. We are subject to the adverse consequences of climate change, such as increases in the frequency, duration and severity of severe weather events and changes in sea levels, precipitation and temperature. Our environmental sustainability program, Playa Green (part of Playa Cares), aims to decrease water and energy consumption, reduce waste directed to landfills, support environmental conservation and encourage employees and guests to build and protect our shared communities.
Creating a culture of environmental consciousness with dedicated, focused leadership is of the utmost importance to progressing towards Playa’s sustainability objectives. We provide engaging training materials regarding environmental awareness and support our sustainability program with regular performance reviews and sharing of best practices among resort managers.
We seek certifications and alignment with leading verification firms and practices to further enhance our efforts to reduce our carbon footprint and preserve the natural environments in which we operate. As such, all 16 of our owned resorts as of December 31, 2024 are currently Green Globe certified, along with three of our managed resorts which are currently certified or in the process of being certified. Additionally, we have recurring, third-party health and safety audits and in-house ESG walkthroughs at our resorts to monitor our practices and identify areas for improvement and investment.
Social
Our associates and communities form the center of our Company. We strive to foster a culture of inclusive growth and provide a respectful and professional workplace to empower all our associates to express what is important to them and to their communities.
We strongly believe that caring for our people is the first step in giving back to our communities. For this reason, we place a large emphasis on employee training and benefits to nurture a compassionate and productive workplace environment. Our comprehensive benefits package helps us attract and retain top talent. Furthermore, we provide ongoing training on safety, anti-bribery, harassment and discrimination to further nurture the workplace environment. Additionally, we proactively use survey tools and regular performance reviews to engage with our associates and help them achieve their goals and to improve the workplace. Our senior leadership and associates work closely to create professional development opportunities to foster internal growth and promotions throughout the organization.
Outside of the workplace, we work to enrich our communities by partnering with local organizations and volunteering in our destinations. Examples of our initiatives include:
•Our partnership with Discovery Bay Marine Laboratory in Jamaica to support the education of local students around the vital ecosystems and management of the natural resources in Jamaica's coastal zone;
•Our Community Recycling Project in Los Cabos, which facilitates recurring recycling opportunities within the local region where recycling is not available at home by partnering with a recycling service provider to host events where our associates can collect and bring their recyclable items from their communities to our resort for proper sorting and recycling;
•Our recurring engagement with the Benito Juárez community, located within the municipality of Lázaro Cárdenas in the state of Quintana Roo, where associates travel to the community with donations of shelf-stable necessities such as rice, beans, sugar, pasta, bread, tuna, oatmeal, cookies, coffee, cereals, juices, and vegetable oil; and
•Our ongoing support of Escuela Cabeza de Toro in Punta Cana, Dominican Republic, a primary school of approximately 150 students, where Playa associates volunteer their time to renovate spaces within the school, repair and maintain critical electronic equipment, such as fans, refrigerators, drinking fountains, etc., and pest control campaigns and services for the classrooms.

DIRECTOR COMPENSATION
Director compensation is an important tool used to attract and retain qualified directors and to address the time, effort, expertise and accountability required of active Board membership. Each of our non-executive directors receives an annual grant of restricted Ordinary Shares with a value of $115,000, which vests one year from the grant date or, if earlier, upon the occurrence of a “change in control” (as defined in the award agreement evidencing such grant), and an annual cash retainer of $75,000, paid quarterly, for services as a director. The Lead Independent Director receives an additional annual cash retainer of $25,000, the Chairs of the Audit Committee and Compensation Committee each receive an additional annual cash retainer of $20,000 and the Chair of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000, in each case, paid quarterly. Each member (other than the Chair) of the Nominating and Governance Committee receives an annual cash retainer of $7,500 and each member (other than the Chairs) of the Audit Committee and the Compensation Committee receives an annual cash retainer of $10,000, in each case, paid quarterly. Should a non-executive director be elected to the Board during the year, any compensation is prorated based on the first date of service. Directors who are our employees or are employees of our subsidiaries will not receive compensation for their services as directors. All of our directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of our Board duties. To encourage our directors to experience our properties as guests, they receive discounts for personal visits to our resorts.
The following table sets forth the compensation paid in 2024 to our non-executive directors for their service to us as directors. Mr. Wardinski did not and does not receive any compensation for his service as a director.

Summary of Non-Executive Director 2024 Compensation
Name	Fees Earned or Paid in Cash	Share Awards(1)	Other	Total
Jeanmarie Cooney	$95,000	$110,718	$—	$205,718
Hal Stanley Jones	$95,000	$110,718	$—	$205,718
Mahmood Khimji	$82,500	$110,718	$—	$193,218
Elizabeth Lieberman	$130,000	$110,718	$—	$240,718
Maria Miller	$82,500	$110,718	$—	$193,218
Leticia Navarro	$87,500	$110,718	$—	$198,218
Karl Peterson	$95,000	$110,718	$—	$205,718
___________
(1)Represents the grant-date fair value of the Ordinary Shares granted to our non-executive directors, based on the closing price of our Ordinary Shares of $8.03 on the grant date of January 17, 2024. As of December 31, 2024, each of our non-executive directors held 13,788 unvested restricted shares (representing the 2024 annual grant), all of which vested on January 17, 2025.
As part of the regular review of the annual non-executive director compensation program, the Board approved, with input from its independent outside compensation consultant, the following adjustments for 2025 in order to better align the non-executive directors’ compensation with the Company’s peers and the market: an increase in the annual cash retainer for the Lead Independent Director from $25,000 to $30,000 and an increase in the annual cash retainer for the Chair of the Nominating and Governance Committee from $10,000 to $15,000. No other changes were made to the non-executive directors’ compensation for 2025.
Director Stock Ownership
Please refer to “Corporate Governance and Board Matters – Stock Ownership Guidelines” for a discussion of the stock ownership guidelines applicable to our non-executive directors.

EXECUTIVE OFFICERS
Our day-to-day management is carried out by our Chief Executive Officer and our other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for our Chief Executive Officer, who is the executive director on the Board and, in accordance with Dutch law, must be appointed by our general meeting) serve at the discretion of the Board. The business address of our executive officers is our registered office address at Keizersgracht 555, 1017 DR Amsterdam, the Netherlands.
A brief biography of each of our executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “Item 1. Appointment of Directors” above for information about Mr. Wardinski, who serves as our Chairman and Chief Executive Officer.
Ryan Hymel, 43, has served as our Executive Vice President and Chief Financial Officer since July 2017. Mr. Hymel has held several positions at the Company and our Predecessor, including as Senior Director of Treasury & Planning from 2012 to 2014, as Vice President of Treasury & Planning from 2014 to 2016, and most recently as Senior Vice President & Treasurer. Mr. Hymel has over 21 years of experience working within the hospitality sector and is a founding member of our management team, beginning with Playa at its inception in 2006. He began his career with Barceló Crestline Corporation, a hotel management company, in 2002. Mr. Hymel earned his Bachelor of Arts from the University of Virginia and a Master of Business Administration from Georgetown University – The McDonough School of Business. Mr. Hymel serves on the board of Trustees for the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities.
Greg Maliassas, 52, has served as our Executive Vice President and Chief Operating Officer since January 2021. Previously, he served as Executive Vice President and Chief Operating Officer of Playa Resorts Management, LLC (“Playa Management”), the Company’s management company, since 2019. Prior to joining the Company, Mr. Maliassas served as Senior Vice President Operations from 2014 to 2019 for the luxury and premium brands of Accor Hotels in Central & Eastern Europe, Benelux and Switzerland, overseeing a portfolio of over 45 hotels. He has managed and developed upscale hotels in Europe, North America and the Middle East for over 20 years while holding positions such as Vice President North, Central and Eastern Europe, as well as Senior Vice President Middle East, Africa and Indian Ocean for Sofitel Hotels & Resorts. Mr. Maliassas was instrumental in dozens of hotel openings, renovations and hotel constructions, collaborating with renowned hotel developers, designers and architects around the world. Mr. Maliassas, who speaks five languages fluently, was born and raised in Luxembourg, holds a degree in International Hotel Management from Les Roches, Switzerland and a postgraduate degree from the University of Surrey, UK.
Fernando Mulet, 49, has served as our Executive Vice President and Chief Investment Officer since December 2021. Previously he served as our Executive Vice President and Chief Development Officer from 2018 to 2021, Senior Vice President, Head of Development from 2017 to 2018, and Vice President of Development from 2006 to 2017. Since joining our Predecessor in 2006, Mr. Mulet has been instrumental in the Company’s growth and has played a key role in the formation of our strategic alliances. Prior to joining Playa, Mr. Mulet was the Director of International Investments & Asset Management with Highland Hospitality Corporation and before that he began his career in the hospitality industry at Barceló Hotels & Resorts. A native of Spain, Mr. Mulet earned his Bachelor in Business Administration and Management at the Universidad de Comillas ICADE in Madrid, Spain and earned a certification in Real Estate, Development and Hotel Investment from The School of Hotel Administration at Cornell University.
Tracy M.J. Colden, 63, has served as our Executive Vice President and General Counsel since January 2020. Ms. Colden has more than three decades of experience in the hospitality and lodging industry. Prior to joining the Company, Ms. Colden was a principal in the Law Offices of Tracy M.J. Colden from September 2008. Ms. Colden has also served as Executive Vice President and General Counsel for Highland Hospitality Corporation, a lodging and hospitality REIT, and as Executive Vice President and General Counsel of Crestline Capital Corporation. Ms. Colden was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.) from 1996 to 1998. Ms. Colden began her career in 1988 at Hogan & Hartson (now Hogan Lovells US LLP). Throughout her career, Ms. Colden has focused on the structuring, negotiation and documentation of complex real estate transactions, including acquisitions, dispositions, debt and equity financings, joint ventures and the negotiation of management and franchise agreements. Ms. Colden currently serves on the board of directors and compensation and nominating and governance committees of National Health Investors, Inc. (NYSE: NHI). Ms. Colden is a Certified Public Accountant (inactive) and is a member of the District of Columbia Bar, the Florida Bar and the State Bar of Michigan (emeritus status). Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor from the University of Virginia School of Law.

SIGNIFICANT EMPLOYEES
Dayna Blank, 47, has served as our Executive Vice President and Chief People Officer since December 2022. Ms. Blank has led the human resources department since joining the Company in 2014. She has developed and spearheaded the high-performance culture at the Company and, throughout, established the innovative strategies which have produced several awards and top accolades from the hospitality industry as well as the leading business and consumer publications. Company-wide, Ms. Blank has created the corporate values and guiding principles that support a culture-driven organization. Prior to joining the Company, Ms. Blank served as Executive Director of Human Resources & Global Staffing at Kerzner International. Ms. Blank received her Bachelor of Science from Towson University and a Master of Science from Nova Southeastern University.
Brandon B. Buhler, 47, has served as our Senior Vice President and Chief Accounting Officer since August 2017. Mr. Buhler joined our Predecessor in early 2014 as the Director of Financial Reporting and has been responsible for managing our Predecessor’s and the Company’s corporate and tax accounting, financial systems, internal controls, financial reporting and technical accounting functions. Prior to joining our Predecessor, Mr. Buhler worked as an auditor at Deloitte & Touche LLP for over ten years. Mr. Buhler holds both a Bachelor of Science in Accounting and a Master of Accountancy from the Marriott School of Management at Brigham Young University, is a Certified Public Accountant (CPA) and a member of the American Institute of CPAs.

COMPENSATION DISCUSSION AND ANALYSIS
Our Named Executive Officers
In 2024, our named executive officers (“NEOs”) were:
•Bruce D. Wardinski, Chairman and Chief Executive Officer
•Ryan Hymel, Executive Vice President and Chief Financial Officer
•Greg Maliassas, Executive Vice President and Chief Operating Officer
•Fernando Mulet, Executive Vice President and Chief Investment Officer
•Tracy M.J. Colden, Executive Vice President and General Counsel
Compensation Philosophy and Objectives
Our executive compensation programs are designed to attract and retain highly-qualified executive officers, compensate them for performance in alignment with shareholder interests and support our business strategy by aligning pay with performance, provide market-competitive opportunities, manage costs and require significant stock ownership. Our programs provide executives with meaningful award opportunities and realized pay which is tied to the achievement of ambitious financial and strategic objectives. In line with this, our programs are designed with the intention to:
•Attract, retain and motivate executives who are capable of advancing our long-term strategy;
•Provide at-risk, or variable, pay as the majority of our NEOs’ target total direct compensation is in the form of annual and long-term incentive awards that are earned, or increase or decrease in value, based on Company and stock performance;
•Align shareholder and executive interest with a requirement of significant stock ownership and performance-based share awards using total shareholder return (“TSR”) and compounded annual growth rate (“CAGR”) share price growth as performance metrics; and
•Mitigate compensation costs with program designs that consider the financial impact, such as accounting impacts, cash flow and share usage.
We review our compensation approach annually to ensure it continues to meet our goals of aligning pay with short-term financial and operational objectives and long-term shareholder value.
The following key features of our compensation program reflect our philosophy:

What We Do		What We Do Not Do
✓	Utilize a goal-setting process that aligns executive officer goals and objectives with our strategy.	No undue risks from overemphasis on any one metric or short-term goal.
✓	Empower the Compensation Committee to adjust incentive payments, up or down, when extenuating or unique circumstances impact Company or individual performance.	No hedging or pledging of company stock permitted by executive officers.
✓	Design our compensation programs to reflect our culture of pay for performance, with a significant portion of NEO compensation being performance and equity based.	No single-trigger change-in-control provisions.
✓	Subject all annual incentive and equity awards to clawback forfeiture provisions.	No excise tax gross-ups upon a change in control.
✓	Include robust stock ownership for our NEOs by establishing requirements to be achieved within five years.	No individual change-in-control arrangements.
✓	Incentivize long-term performance through annual equity awards with multi-year performance periods.	No guaranteed bonus arrangements with our NEOs.
✓	Cap annual incentive compensation payments and performance-based restricted share awards.	No excessive perquisites.

Compensation Risk Assessment
The Compensation Committee established guiding principles for conducting its annual compensation risk assessment:
•The executive compensation programs and processes are designed to align with the short- and long-term strategies that support a high-performing, sustainable business.
•The performance measures for short- and long-term incentive programs are established to avoid any undue emphasis on any one particular metric.
•Challenging goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy and incentive plan goals being established for the short-term incentive program.
In addition to the items outlined in the chart above, a select list of practices shown below are ones which Playa follows to ensure mitigation of risk-taking by executives:
•Provide “fixed” base salaries.
•Conduct an annual review of NEOs target and actual total direct compensation to the market to ensure acceptable limits of pay.
•Ensure a larger portion of pay is variable and tied to financial results, stock performance and the achievement of other relevant goals.
•Have long-term stock awards which vest, or have performance periods, of three years or longer to encourage sustained financial and stock performance.
•Require approval by the Board of the financial and other goals tied to short- and long-term performance, and by the Compensation Committee for payments and awards under the short- and long-term incentive plans.
•Subject incentive-based compensation to clawback in the event of a financial restatement.
Clawback Policy
Our Board has adopted an Executive Compensation Recovery Policy (the “Clawback Policy”) which provides for the recovery of erroneously-awarded incentive executive compensation (generally consisting of the annual cash incentive and performance-based stock awards) in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Clawback Policy is intended to foster a culture that emphasizes integrity and accountability and reinforces the Company’s pay-for-performance compensation philosophy.
The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers, including all of our NEOs. The policy requires the Company to recover reasonably promptly the amount of incentive compensation received by senior officers that exceeds the incentive compensation that would have been received taking into account the accounting restatement, regardless of whether the restatement is due to any fault or misconduct on the part of the officer. The policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation, Nasdaq Rule 5608 and Rule 10D-1 of the Exchange Act.
Emphasis on At-Risk Compensation
In order to align the interests of our NEOs with the interests of our shareholders, a significant percentage of target compensation each year is performance- and equity-based, and realized compensation will therefore vary depending on achievement of specific goals, including total shareholder return. Eighty-five percent (85%) of the Chairman and Chief Executive Officer’s compensation and on average seventy-nine percent (79%) of compensation for all other NEOs is variable, “at risk” compensation.

Alignment of Pay for Performance
The relationship between the realized pay of our Chairman and Chief Executive Officer and his target total direct compensation for 2024 underscores our commitment to compensation programs that pay for performance and our practice of establishing performance goals that are difficult to achieve. For 2024, Mr. Wardinski’s realized pay reflects the amount received under our annual cash incentive plan, the Management Incentive Plan (“MIP”), based on the Company’s achievement of adjusted EBITDA that was 98% of the 2024 annual adjusted EBITDA goal, as well as the vesting of time-based restricted shares awarded prior to the 2024 performance year (i.e., in 2021, 2022 and 2023), and performance-based restricted shares awarded in 2021.
*For purposes of this analysis, realized total direct compensation includes actual base salary paid, actual bonus earned, and the value of vested time-based and performance-based restricted shares on the vesting date. Performance-based restricted shares granted in 2022, 2023 and 2024 will not be eligible to vest until after the end of the three-year performance period, or December 31, 2024, December 31, 2025, and December 31, 2026, respectively, once the Compensation Committee certifies the level of achievement.
Our CEO’s MIP payment is based 100% on the Company’s annual adjusted EBITDA goal. Based on the Company’s achievement of adjusted EBITDA that was 98% of the 2024 annual adjusted EBITDA goal, Mr. Wardinski earned an incentive award under the MIP that was 92% of target, where the target amount was determined as a percentage of base salary, equal to 150% of base salary for our CEO.

Elements of NEO Compensation

Component	Description	Objective
Base Salary	Fixed component of compensation paid at regular intervals.	Base salary is designed to compensate our NEOs at a competitive, fixed level to ensure they do not risk short or long-term results for greater variable pay, in addition to serving as a retention tool.
MIP	Short-term cash incentive plan tied to annual performance against pre-established adjusted EBITDA objectives the Compensation Committee believes support sustained long-term performance.	Aligns annual cash compensation opportunities with business strategy and motivates and rewards achievement of annual financial, operational, and individual goals.
Long-Term Equity Incentives
A mix of performance-based and time-based awards. The performance-based awards typically have a performance measurement period of three years, and time-vested awards typically vest over three years subject to continued service with Playa.

Motivates NEOs to focus on sustained financial performance and longer-term shareholder value creation. Aligns executive and shareholder interests, and long-term strategy with long-term performance. Multi-year vesting periods aid in retention.

Our NEOs also participate in other compensation programs available to all employees of the Company including:
Retirement Savings Opportunities: All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). We provide this plan to help our employees save an elected amount of their cash compensation for retirement in a tax-efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary on a pre-tax or after-tax basis, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We currently match 100% of each employee’s pre-tax or after-tax contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although we, in our sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which we make any matching contributions. Our contributions vest immediately. The employee contributions and our match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”) as a tax qualified retirement plan.
Health and Welfare Benefits: We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms, or operation in favor of executive officers and are available to all full-time employees.
Compensation Process
The Compensation Committee of our Board, which consists entirely of independent directors, is responsible for determining the compensation of our named executive officers. The factors considered by the Compensation Committee when making compensation decisions include:
•View of Board and CEO: The Compensation Committee solicits the views of the Board on compensation of all named executive officers, particularly for Mr. Wardinski. The Compensation Committee solicits the views and recommendations of Mr. Wardinski with respect to the compensation of all other named executive officers. The Compensation Committee solicits the views and recommendations on executive compensation program design from the Chairman and Chief Executive Officer (“CEO”) and the Chief People Officer.
•Input of the Independent Compensation Consultant: The Compensation Committee approved the retention of AETHOS Consulting Group (“AETHOS”) as its independent compensation consultant. AETHOS has provided the Compensation Committee compensation advice independent of the Company’s management, including with respect to the composition of the peer group discussed below. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. Under the Compensation Committee’s direction, AETHOS periodically interacted with members of Playa’s senior executive team to provide insight into industry practices and market trends.
•Shareholder Input: The Compensation Committee considers input from shareholders, including the results of the annual non-binding, advisory vote on executive compensation (“Say-on-Pay”), in determining compensation for our NEOs. At our 2024 annual general meeting of shareholders, approximately 99% of the votes cast on the Say-on-Pay proposal were in favor. Shareholders’ support of our executive compensation program is one of many factors the Compensation Committee considered when making 2024 and 2025 compensation decisions, and we will continue to consider shareholder input when making future compensation decisions for the NEOs.
•Peer Group Analyses: Playa has few public company competitors with its specific business model. To ensure that we attract, retain, and motivate our executive team in a competitive talent market, the Compensation Committee regularly examines pay practices from, and pay data for executives within, a peer group of 18 publicly-traded hospitality companies. The peer group includes the same companies from 2023 except for Hersha Hospitality Trust, which was removed due to being taken private in 2023 and replaced with Apple Hospitality REIT. The Compensation Committee, in conjunction with the independent compensation consultant and the Chairman and Chief Executive Officer, selected the current peer group to include companies Playa would seek executive talent from, operate in comparable market segments to, and which are of a similar size and scope.

The table below shows our 18-company peer group and whether pay data and/or compensation practices for each company were reviewed by the Compensation Committee. This data is only one of a number of factors the Compensation Committee uses to make final pay decisions.

Company	Compensation Program Practice	Actual Compensation Practice
Apple Hospitality REIT	x	x
Chatham Lodging Trust	x
Choice Hotels	x	x
DiamondRock Hospitality	x	x
Hilton Worldwide	x
Host Hotels & Resorts	x
Hyatt Hotels	x
Loews Hotels	x	x
Marriott International	x
Park Hotels and Resorts	x
Pebblebrook Hotel Trust	x	x
RLJ Lodging Trust	x	x
Ryman Hospitality Properties	x	x
Summit Hotel Properties	x	x
Sunstone Hotel Investors	x	x
Vail Resorts	x
Wyndham Hotels & Resorts	x	x
Xenia Hotels & Resorts	x	x
We generally target the market 50th percentile of the actual peer group compensation when considering market practices in connection with setting target and actual compensation amounts. The following table illustrates a comparison of Playa’s market capitalization and revenues to the 50th percentile of the peer group used for actual compensation purposes. This information was provided by AETHOS to the Compensation Committee:

Percentile	Playa’s Market Capitalization	Peer Group Market Capitalization	Playa Market Capitalization vs. Peer Group	Playa’s 2023 Revenues	Peer Group 2023 Revenues	Playa 2023 Revenues vs. Peer Group
50th Percentile	$1,256,000,000	$2,099,000,000	(40.2)%	$977,504,000	$1,408,474,500	(30.6)%
Each year, the Compensation Committee requests that AETHOS provide a competitive review of target and actual total direct compensation for each NEO, including each of the following compensation components: base salary, paid bonus, bonus target, bonus cap, and annual target long-term incentive value. The Compensation Committee also regularly reviews market compensation practices of the peer group to inform compensation program design decisions.
Our equity awards are not timed in coordination with the release of material non-public information.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for compensation in excess of $1.0 million per year paid by a publicly held corporation to its principal executive officer, its principal financial officer and its three other highest paid officers. Prior to 2018 there was an exception to this rule for certain “performance-based compensation.” Our policy is to take into account the deduction limits of Section 162(m) of the Code in making compensation decisions. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee expects to authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise if it determines that such compensation is in the best interests of us and our shareholders.

2024 Compensation Decisions
Overview
The following is a summary of each of the elements of our 2024 compensation program, and the final amounts actually paid or awarded for each compensation element.
2024 Base Salary
Base salary decisions are made by the Compensation Committee considering Playa’s salary budget, the position’s scope, individual performance and experience, external competitiveness, internal equity, and any other relevant factors. Base salaries are reviewed annually.
The Compensation Committee, after considering performance, comparison to the market based on information provided by the Compensation Committee’s independent compensation consultant, and other factors, approved the base salary adjustments shown in the following table for the NEOs for 2024.

Name	2023 Base Salary	Percent Increase	2024 Base Salary
Bruce D. Wardinski	$820,000	3.7%	$850,000
Ryan Hymel	$515,000	3.9%	$535,000
Greg Maliassas	$515,000	3.9%	$535,000
Fernando Mulet	$515,000	3.9%	$535,000
Tracy M.J. Colden	$465,000	4.1%	$484,000
2024 Management Incentive Plan (MIP)
MIP Goals
In December 2023, the Compensation Committee discussed and approved the annual adjusted EBITDA performance goal for the 2024 MIP and in May 2024, the Compensation Committee discussed and approved the specific Company performance goals for management to achieve during 2024. Following management’s decision in early 2024 to accelerate the major renovations of the Hyatt Ziva Los Cabos, the Compensation Committee agreed to adjust the annual adjusted EBITDA threshold under the MIP in May 2024 to exclude the Hyatt Ziva Los Cabos’ financial results during the May to December renovation period, resulting in a 7.4% reduction to the annual adjusted EBITDA performance goal for 2024.
For 2024, the NEOs’ MIP payments, other than the CEO’s, were based 75% on the achievement of the annual adjusted EBITDA goal and 25%, split equally, on the achievement of company and individual goals. The CEO’s MIP payment was based 100% on the annual adjusted EBITDA goal. The target amount under the MIP for each NEO was determined as a percentage of base salary, equal to 150% of base salary for our CEO and 100% of base salary for the other NEOs. The target amounts were set by the Compensation Committee taking into consideration peer group benchmark data and the NEO’s target total direct compensation, while ensuring alignment across the executive team.
The performance goals approved by the Compensation Committee in May 2024 included a mix of qualitative and quantitative goals aligned with the Company’s operational strategy and consideration of shareholder value creation. These performance goals are set forth below:

2024 Company Goals
Attain aggregated non-package revenue for 2024 of $123.4 million	Maintain staffing levels within 10% of planned occupancy staffing plans
Streamline and improve the capital project and expenditure process with a focus on cash management and timely delivery	Achieve aggregated employee engagement behavioral index score of 75% on the 2024 annual survey
Develop ready-now successors for key and critical executive leadership and property roles	Implement improved performance management and compensation review processes in the SAP SuccessFactors system
Complete or begin execution of at least 75% of all planned and approved 2024 property improvements

The final annual adjusted EBITDA goal approved by the Compensation Committee in May 2024 for the 2024 MIP was as follows:

2024 Adjusted EBITDA Goals(1)	Threshold
Below $224.9 million	Below Threshold
$224.9 million	Threshold
$249.9 million	Target
$274.9 million	Maximum
___________
(1)The revised annual adjusted EBITDA target goal does not include any business interruption insurance proceeds received in 2024.
Payments as a percentage of target under the MIP for NEOs other than the CEO pay out as follows: 0% of target for below threshold performance; 50% of target for threshold performance; 100% for target performance; and 175% of target for maximum performance. Payments as a percentage of target under the MIP for the CEO pay out as follows: 0% of target for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 200% of target for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis.
MIP Performance
In early 2025, the Compensation Committee evaluated the NEOs’ 2024 accomplishments and compared them against the performance goals established by the Compensation Committee in December 2023. The Compensation Committee considered the following factors in its evaluation of management’s performance, and determined that the NEOs had successfully executed key goals established in December 2023:
•maintained staffing levels within 3% of budgeted guidelines at our owned resorts and under 10% at our managed resorts;
•executed standardized operating procedures for internal communication on proposed and ongoing capital expenditure projects using the RACI (responsible, accountable, consulted, informed) matrix methodology;
•achieved an aggregated employee engagement behavioral index score of 78%;
•transitioned from a paper-based performance review process to an online performance process using the SAP SuccessFactors system and participated in the Hotel Industry Compensation Survey for CALA (Caribbean and Latin America), utilizing market data for compensation decisions;
•executed succession planning in SAP SuccessFactors, with all of our resorts and regional offices participating in succession planning activities and workshops specific to employee development; and
•completed or began execution of 91% of our planned and approved property improvements, including renovations of the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta.
Playa’s actual adjusted EBITDA for purposes of the 2024 MIP and percentage of the goal initially established by the Compensation Committee was as follows:

2024 Actual Adjusted EBITDA(2)	Actual Adjusted EBITDA Percent of Target
$245.7 million	98%
___________
(2)Please refer to the sections “Key Indicators of Financial and Operating Performance” and “Non-U.S. GAAP Financial Measures” contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended December 31, 2024 for a discussion of adjusted EBITDA and a description of how it is calculated. Adjusted EBITDA for purposes of the MIP further excludes $3.2 million of business interruption insurance proceeds received in 2024 and the contributions to Adjusted EBITDA from operations of the Hyatt Ziva Los Cabos during its renovation period in 2024.

After consideration of the CEO’s achievement of the adjusted EBITDA goal, and the other NEOs’ performance against the 2024 performance goals and achievement of the adjusted EBITDA goal, the Compensation Committee awarded bonuses at the following levels under the MIP: 92% of target for our CEO and 94% of target for our other NEOs.
The table below illustrates the MIP payments paid to our NEOs for their 2024 performance:

Name	Target Incentive	Incentive Earned
Bruce D. Wardinski	$1,275,000	$1,166,625
Ryan Hymel	$535,000	$500,894
Greg Maliassas	$535,000	$500,894
Fernando Mulet	$535,000	$500,894
Tracy M.J. Colden	$484,000	$453,145
2024 Equity Awards Pursuant to the Long-Term Incentive Plan (LTIP)
In December 2023, the Compensation Committee, taking into consideration market information and each NEO’s potential contribution to our long-term strategy and success, among other factors, determined a target value of 2024 equity awards to be issued to each of the NEOs in 2024 pursuant to the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). The awards approved by the Compensation Committee were granted on January 17, 2024, with each NEO’s target share award determined based on the average closing price of Playa’s Ordinary Shares for the 10 trading days prior to the grant date, which was $8.34.
Each of the NEO’s awards consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares vest based on achievement of goals established by the Compensation Committee for the performance period of January 1, 2024 through December 31, 2026, which consist of a relative TSR compared to a select peer group of companies and CAGR-derived share price growth goals (with each goal weighted as to 50%).
In February 2024, the Compensation Committee approved a supplemental outperformance award to the NEOs in order to encourage executive retention and incentivize outstanding performance. The performance-based restricted shares vest solely based on the achievement of share price growth goals determined based on a CAGR of Playa’s share price for the performance period of January 1, 2024 through December 31, 2026. This outperformance award was designed to further align the NEOs’ interests with shareholders as the CAGR share price goals established by the Compensation Committee are 33% higher than the comparable goals established for the January 2024 annual award.
Including this supplemental grant, the NEOs’ total 2024 equity awards consist of 33.3% time-based restricted shares and 66.7% performance-based restricted shares. The total number of performance-based restricted shares that are earned based on achievement of the performance goals is based on an achievement factor (expressed as a percentage of the number of target shares) ranging from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 133.3% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis. The TSR component of the performance-based restricted shares may vest between 0% and 200% of target, with the award capped at 100% of target should Playa’s TSR be negative for the performance period. The CAGR share price goal components of the performance-based restricted shares may vest up to 100% of target.
The Compensation Committee, after consultation with AETHOS, approved the following peer group for the TSR component of the performance-based restricted shares: Apple Hospitality REIT, DiamondRock Hospitality, Travel&Leisure, Host Hotels & Resorts, Park Hotels and Resorts, Pebblebrook Hotel Trust, RLJ Lodging Trust, Summit Hotel Properties, Sunstone Hotel Investors and Xenia Hotels & Resorts. The Compensation Committee determined that this peer group represented a group of publicly-traded companies with which the Company competes for business and investment capital as well as executive talent.

The following table summarizes the 2024 equity awards:

		Time-Based Restricted Share Award Annual Grant		Performance-Based Restricted Share Award Annual Grant (1)
Name	Total Long-Term Incentive Annual Target Value	Target Value	Number of Shares	Target Value	Number of Shares
Bruce D. Wardinski	$5,250,000	$1,750,000	209,832	$3,500,000	414,271
Ryan Hymel	$2,520,000	$840,000	100,719	$1,680,000	198,849
Greg Maliassas	$2,362,500	$787,500	94,424	$1,575,000	186,421
Fernando Mulet	$2,520,000	$840,000	100,719	$1,680,000	198,849
Tracy M.J. Colden	$1,500,000	$500,000	59,952	$1,000,000	118,363
___________
(1)The following table shows the number of performance-based restricted shares granted to the NEOs under each the January 2024 grant and the February 2024 supplemental outperformance grant:

Name	January 2024 Grant	February 2024 Supplemental Outperformance Grant	Total Performance-Based Restricted Share Award Annual Grant
Bruce D. Wardinski	209,832	204,439	414,271
Ryan Hymel	100,719	98,130	198,849
Greg Maliassas	94,424	91,997	186,421
Fernando Mulet	100,719	98,130	198,849
Tracy M.J. Colden	59,952	58,411	118,363
2021 Performance-Based Restricted Shares
The Company’s performance-based restricted shares granted to the NEOs in 2021 were paid out at 125% of target on January 18, 2024, consisting of (i) payout at 150% of target for the relative TSR metric as Playa’s relative TSR for the performance period of January 1, 2021 through December 31, 2023 was greater than the 75th percentile compared to the selected peer group, and (ii) payout at 100% of target for the CAGR metric as the CAGR for the performance period of January 1, 2021 through December 31, 2023 exceeded 12%.
Compensation Committee Report
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by:
Karl Peterson, Chairperson
Hal Stanley Jones
Elizabeth Lieberman

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following summary compensation table (“SCT”) sets forth the annual base salary and other compensation paid to each of our NEOs for 2024, 2023 and 2022.

Name	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Share Awards(2)	All Other Compensation(3)	Total
Bruce D. Wardinski	2024	$850,000	$1,166,625	$4,747,468	$15,144	$6,779,237
Chairman and Chief Executive Officer	2023	$820,000	$2,386,200	$3,673,650	$14,544	$6,894,394
	2022	$775,000	$2,325,000	$2,980,787	$13,544	$6,094,331
Ryan Hymel	2024	$535,000	$500,894	$2,278,775	$14,635	$3,329,304
Executive Vice President and Chief Financial Officer	2023	$515,000	$787,306	$1,574,421	$14,035	$2,890,762
	2022	$495,000	$866,250	$894,237	$13,035	$2,268,522
Greg Maliassas	2024	$535,000	$500,894	$2,136,350	$14,583	$3,186,827
Executive Vice President and Chief Operating Officer	2023	$515,000	$787,306	$1,574,421	$13,983	$2,890,710
	2022	$465,000	$813,750	$844,554	$13,035	$2,136,339
Fernando Mulet	2024	$535,000	$500,894	$2,278,775	$14,583	$3,329,252
Executive Vice President and Chief Investment Officer	2023	$515,000	$787,306	$1,574,421	$13,983	$2,890,710
	2022	$495,000	$866,250	$894,237	$13,035	$2,268,522
Tracy M.J. Colden	2024	$484,000	$453,145	$1,356,418	$14,583	$2,308,146
Executive Vice President and General Counsel	2023	$465,000	$710,869	$892,171	$13,983	$2,082,023
	2022	$440,000	$770,000	$496,795	$13,035	$1,719,830
___________
(1)As discussed in “Compensation Discussion and Analysis – 2024 Compensation Decisions - 2024 Management Incentive Plan (MIP),” the Compensation Committee awarded annual MIP bonuses at 92% of target for our CEO and 94% of target for our other NEOs.
(2)Represents the aggregate grant date fair value of time-based restricted shares and performance-based restricted shares granted to the NEOs on January 4, 2022, January 18, 2023, January 17, 2024 and February 8, 2024 in each case computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of performance-based equity awards, see Note 10 to the Consolidated Financial Statements within our Annual Report on Form 10-K.
The following table shows the fair value of the performance-based restricted shares granted to the NEOs assuming maximum performance, based on the closing price of our Ordinary Shares of $8.03 and $8.56 on the grant dates of January 17, 2024 and February 8, 2024, respectively:

Maximum Fair Value of Performance-Based Restricted Shares
Year	Wardinski	Hymel	Maliassas	Mulet	Colden
2024	$4,277,424	$2,053,157	$1,924,831	$2,053,157	$1,222,120
(3)For each NEO, the amount shown in “All Other Compensation” represents our matching contribution to the 401(k) plan for the NEO’s benefit of $13,800, and Company-paid life insurance premiums of $1,344 for Mr. Wardinski, $835 for Mr. Hymel, and $783 for each of Messrs. Maliassas and Mulet, and Ms. Colden.

Grants of Plan Based Awards Table
The following table sets forth information with respect to plan based awards granted in 2024 to our NEOs:

						Share Awards
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Date of Compensation Committee Approval	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Other Stock Awards: Number of Shares(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Bruce D. Wardinski			637,500	1,275,000	2,550,000
	December 6, 2023	January 17, 2024				104,916	209,832	314,748		1,631,444
	December 6, 2023	January 17, 2024							209,832	1,684,951
	February 8, 2024	February 8, 2024				102,219	204,439	204,439		1,431,073
Ryan Hymel			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				50,359	100,719	151,079		783,091
	December 6, 2023	January 17, 2024							100,719	808,774
	February 8, 2024	February 8, 2024				49,065	98,130	98,130		686,910
Greg Maliassas			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				47,212	94,424	141,636		734,146
	December 6, 2023	January 17, 2024							94,424	758,225
	February 8, 2024	February 8, 2024				45,998	91,997	91,997		643,979
Fernando Mulet			267,500	535,000	936,250
	December 6, 2023	January 17, 2024				50,359	100,719	151,079		783,091
	December 6, 2023	January 17, 2024							100,719	808,774
	February 8, 2024	February 8, 2024				49,065	98,130	98,130		686,910
Tracy M.J. Colden			242,000	484,000	847,000
	December 6, 2023	January 17, 2024				29,976	59,952	89,928		466,126
	December 6, 2023	January 17, 2024							59,952	481,415
	February 8, 2024	February 8, 2024				29,205	58,411	58,411		408,877
___________
(1)Amounts in these columns represent incentive opportunities pursuant to our annual MIP for the 2024 fiscal year. For the actual amounts paid to the NEOs pursuant to the MIP for 2024, see the Summary Compensation Table above.
(2)Amounts in this column represent grants of performance-based restricted shares, which may vest at the end of a performance period from January 1, 2024 to December 31, 2026 based on the achievement of TSR and CAGR share price growth goals.
(3)Amounts in this column represent grants of time-based restricted shares, which vest one-third on January 17 of 2025, 2026 and 2027, subject to the NEO’s employment on such dates.
(4)Amounts in this column represent the grant date fair value of each time-based restricted share award and performance-based restricted share award, as computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of equity awards, see Note 10 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table
Employment Agreements
On September 25, 2024, Playa Resorts Management, LLC, a wholly-owned subsidiary of Playa, entered into a new employment agreement with each of the NEOs. The new employment agreements replaced the executive officers’ prior employment agreements, which were scheduled to expire on December 31, 2024.
Employment Agreement for Mr. Wardinski
The employment agreement for Mr. Wardinski provides for, among other things, an initial three-year term, a minimum annual base salary of $850,000, an annual discretionary bonus opportunity at a target of 150% of base salary (subject to a maximum of 300% of base salary) and eligibility to participate in the Company’s annual equity incentive plans.
In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in his employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:
•an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment and an amount equal to two times his discretionary annual bonus at the target amount then in effect, paid in 24 monthly installments;
•payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan; and
•a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.
In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement, Mr. Wardinski will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of Mr. Wardinski’s base salary and target bonus, with such payment made in a lump sum.
The definition of “Good Reason” set forth in Mr. Wardinski’s employment agreement includes the following Good Reason triggers: (i) a material reduction of the duties, authority, or responsibilities of Mr. Wardinski; (ii) a material reduction in Mr. Wardinski’s annual base salary or target annual cash incentive opportunity; (iii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom Mr. Wardinski is required to report; (iv) a requirement that Mr. Wardinski change the principal geographic location at which Mr. Wardinski must work by more than 35 miles from Mr. Wardinski’s then-current location; or (v) a breach of any material term of the employment agreement by the Company.
The employment agreement includes confidentiality, non-competition and non-solicitation covenants that are consistent with the covenants included in the Company’s most recently approved equity award agreements.
The description of Mr. Wardinski’s employment agreement set forth above is a summary and is qualified in its entirety by the terms of the employment agreement, which is attached as an exhibit to our Annual Report on Form 10-K.
Employment Agreements for Mr. Hymel, Ms. Colden, Mr. Maliassas and Mr. Mulet
The employment agreements for Mr. Hymel, Ms. Colden, Mr. Maliassas, and Mr. Mulet provide for, among other things, an initial three-year term, minimum annual base salaries of $535,000, $484,000, $535,000 and $535,000, respectively, an annual discretionary bonus opportunity at a target of 100% of base salary (subject to a maximum of 175% of base salary) and eligibility to participate in the Company’s annual equity incentive plans.
In addition, upon termination of any of the above executives’ employment agreement without “Cause” or upon resignation by the executive for “Good Reason,” as those terms are defined in the employment agreements, such executive will, conditioned upon his or her execution of a separation and release agreement, be eligible to receive the following payments:
•an aggregate amount equal to two times his or her base salary at the rate in effect on his or her last day of employment and an amount equal to two times his or her discretionary annual bonus at the target amount then in effect, paid in 24 equal monthly installments;

•payment or reimbursement of the monthly premium cost of COBRA health insurance coverage for 24 months, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan; and
•a pro rata share of his or her discretionary annual bonus relating to the year in which employment ceases.
In the event the executive is terminated without “Cause” or the executive resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreements, such executive will be eligible to receive the payments set forth above, except that the severance payment shall be increased to three times the aggregate of base salary and target bonus, with such payment made in a lump sum.
The definition of “Good Reason” set forth in Mr. Hymel’s, Ms. Colden’s, Mr. Maliassas’, and Mr. Mulet’s employment agreements includes the following Good Reason triggers: (i) a material reduction of the duties, authority, responsibilities, or reporting requirements of such executive; (ii) a material reduction in such executive’s base salary or target annual cash incentive opportunity; (iii) a requirement that such executive change the principal geographic location at which such executive must work by more than thirty-five (35) miles from such executive’s then-current location; or (iv) a breach of any material term of the employment agreement by the Company.
The employment agreements include confidentiality, noncompetition and non-solicitation covenants that are consistent with the covenants included in the Company’s most recently approved equity award agreements.
The description of Mr. Hymel’s, Ms. Colden’s, Mr. Maliassas’, and Mr. Mulet’s employment agreements set forth above is a summary and is qualified in its entirety by the terms of the respective employment agreements, which are attached as exhibits to our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2024. All time-based restricted shares presented in the table below will only vest subject to the executive’s continued employment through the applicable vesting date.

		Stock Awards
		Time-Based Awards			Performance-Based Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)
Bruce D. Wardinski	February 8, 2024	—		—	204,439	(5)	2,586,153
	January 17, 2024	209,832	(2)	2,654,375	314,748	(6)	3,981,562
	January 18, 2023	179,488	(3)	2,270,523	336,537	(7)	4,257,193
	January 4, 2022	289,633	(4)	3,663,857	—		—
Ryan Hymel	February 8, 2024	—		—	98,130	(5)	1,241,345
	January 17, 2024	100,719	(2)	1,274,095	151,079	(6)	1,911,149
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	86,890	(4)	1,099,159	—		—
Greg Maliassas	February 8, 2024	—		—	91,997	(5)	1,163,762
	January 17, 2024	94,424	(2)	1,194,464	141,636	(6)	1,791,695
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	82,063	(4)	1,038,097	—		—
Fernando Mulet	February 8, 2024	—		—	98,130	(5)	1,241,345
	January 17, 2024	100,719	(2)	1,274,095	151,079	(6)	1,911,149
	January 18, 2023	76,924	(3)	973,089	144,230	(7)	1,824,510
	January 4, 2022	86,890	(4)	1,099,159	—		—
Tracy M.J. Colden	February 8, 2024	—		—	58,411	(5)	738,899
	January 17, 2024	59,952	(2)	758,393	89,928	(6)	1,137,589
	January 18, 2023	43,590	(3)	551,414	81,730	(7)	1,033,885
	January 4, 2022	48,272	(4)	610,641	—		—
___________
(1)Pursuant to SEC rules, the market value is calculated by multiplying the number of shares by the closing price of our Ordinary Shares ($12.65) on December 31, 2024.
(2)Represents the number of time-based restricted shares that have not vested from initial award. One-third of the award vested on January 17, 2025, and the remainder will vest ratably in January 2026 and 2027.
(3)Represents the remaining two-thirds of time-based restricted shares that have not vested from initial award. Half of the remaining award vested on January 18, 2025, and the remainder will vest in January 2026.
(4)Represents the remaining one-third of time-based restricted shares that vested on January 4, 2025, and the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that vested on January 4, 2025 based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2022 and ending on December 31, 2024.
(5)Represents the target number of CAGR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels.

(6)Represents the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels and the TSR awards at maximum levels.
(7)Represents the target number of CAGR performance-based restricted shares and the maximum number of TSR performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2023 and ending on December 31, 2025. Results as of December 31, 2024 indicate performance of the CAGR awards at target levels and the TSR awards at maximum levels.
Option Exercises and Stock Vested
The following table presents the number of Ordinary Shares that were acquired upon vesting of restricted share awards and the related value realized by each of our NEOs during the year ended December 31, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting of Restricted Share Awards	Value of Shares Acquired on Vesting of Restricted Share Awards(1)
Bruce D. Wardinski	746,284	$6,095,226
Ryan Hymel	318,221	$2,597,640
Greg Maliassas	273,626	$2,233,631
Fernando Mulet	223,803	$1,827,339
Tracy M.J. Colden	184,480	$1,505,856
___________
(1)Based on the closing market price per Ordinary Share on the vesting date.

Potential Payments Upon Termination or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and applicable employment agreements, calculated as if a termination of employment had occurred on December 31, 2024.

Name	Qualifying Termination(1)	Change in Control(2)	Death or Disability(3)	Retirement/Resignation(4)
Bruce D. Wardinski
Cash severance	$4,250,000	$6,375,000	$—	$—
Equity awards(5)	10,135,635	18,086,477	10,135,635	—
Continuation of benefits	72,000	72,000	36,000	54,000
Total	$14,457,635	$24,533,477	$10,171,635	$54,000
Ryan Hymel
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,872,772	7,686,292	3,872,772	—
Continuation of benefits	62,000	62,000	31,000	46,500
Total	$6,074,772	$10,958,292	$3,903,772	$46,500
Greg Maliassas
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,811,711	7,388,384	3,811,711	—
Continuation of benefits	65,000	65,000	32,500	48,750
Total	$6,016,711	$10,663,384	$3,844,211	$48,750
Fernando Mulet
Cash severance	$2,140,000	$3,210,000	$—	$—
Equity awards(5)	3,872,772	7,686,292	3,872,772	—
Continuation of benefits	65,000	65,000	32,500	48,750
Total	$6,077,772	$10,961,292	$3,905,272	$48,750
Tracy M.J. Colden
Cash severance	$1,936,000	$2,904,000	$—	$—
Equity awards(5)	2,182,353	4,451,624	2,182,353	—
Continuation of benefits	20,000	20,000	9,500	14,250
Total	$4,138,353	$7,375,624	$2,191,853	$14,250
___________
(1)Upon the termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the NEO’s respective employment agreement, the NEOs are generally entitled to cash severance comprising (i) an aggregate amount equal to two times the NEO’s base salary and two times the NEO’s discretionary annual bonus at the target amount then in effect, paid in 24 equal monthly installments, (ii) additional monthly payments for a period of 24 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination, and (iii) a pro rata share of the NEO’s discretionary annual bonus relating to the year in which employment ends. The amount reported as cash severance in the table above does not include any pro rata annual cash incentive payments, as such payments were fully earned as of December 31, 2024 and are not considered to be accelerated upon termination. The amounts of the annual MIP payments are disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
In addition, pursuant to the terms of the applicable award agreements under the 2017 Plan, upon termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the applicable award agreements, then time-based restricted shares granted at least one-year prior to the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO during the vesting period. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date (at the level of achievement of the applicable performance goals during the performance period). The number of TSR awards granted at least one-year prior to the termination is presented at the maximum level based on performance to date. Performance-based restricted shares with a CAGR component (including the 2024 outperformance awards) that are granted at least one-year prior to the termination and that are earned based on the achievement of the applicable performance goal as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date. The CAGR awards that were granted at least one-year prior to the termination were earned as of the termination date.
(2)Pursuant to their employment agreements, if our NEOs are terminated without “Cause” or resign for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employments agreements, each NEO is generally entitled to the same cash severance and benefit payments described in Footnote 1, except that the cash severance amount equal to the NEO’s base salary would be an amount equal to three times base salary and discretionary annual bonus at target, paid in a lump sum. The amounts shown for cash severance assume a qualifying termination in connection with a Change in Control as of December 31, 2024. Assuming a termination date of December 31, 2024, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
In addition, pursuant to the applicable award agreements under the 2017 Plan, in the event that outstanding equity awards are not assumed by the surviving entity in connection with a Change in Control, all unvested restricted shares subject only to time-vesting would fully vest. With respect to unvested performance-based restricted shares as of the date of the Change in Control, (i) if at least half of the performance period has elapsed as of the date of the Change in Control, the performance-based restricted shares would vest on such date based on actual performance of the applicable performance goals measured as of the date of the Change in Control as determined by the Compensation Committee, and (ii) if less than half of the performance period has elapsed as of the date of the Change in Control, then the performance-based restricted shares would vest based on target performance on the date of the Change in Control. Notwithstanding the foregoing, the 2024 outperformance award of performance-based restricted shares would vest in full in the event of a Change in Control in which they are not assumed. The amounts shown in this column assume that the outstanding time-based and performance-based restricted share awards are not assumed in the transaction and therefore could be accelerated pursuant to the provisions of the 2017 Plan and the applicable award agreement.
(3)Pursuant to their employment agreements, in the event of an NEO’s death or if the NEO’s employment terminates as a result of “Disability,” as such term is defined in the employment agreements, then the NEO or his or her estate, as applicable, is entitled to (i) a payment of any unpaid portion of base salary, (ii) a pro rata share of the discretionary annual incentive bonus (at no less than target in the event of death) and (iii) additional monthly payments for a period of 12 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination, subject to cessation in the event of Disability if the executive becomes eligible to obtain insurance coverage from another group insurance plan. Assuming a termination date of December 31, 2024, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
Pursuant to the terms of the applicable award agreements under the 2017 Plan, upon termination of the NEO’s employment for death or Disability, then time-based restricted shares granted at least one-year prior to the termination date will vest pro rata as of the date of termination based on the number of days of service completed by the NEO during the vesting period. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date (at the level of achievement of the applicable performance goals during the performance period). The number of TSR awards granted at least one-year prior to the termination is presented at the maximum level based on performance to date. Performance-based restricted shares with a CAGR component (including the 2024 outperformance awards) that are granted at least one-year prior to the termination and that are earned as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date. The CAGR awards that were granted at least one-year prior to the termination were earned as of the termination date.
(4)Upon retirement or resignation without “Good Reason,” the NEOs are not entitled to any severance benefits pursuant to their employment agreements or the applicable award agreements under the 2017 Plan, except for additional monthly payments for a period of 18 months for the purpose of covering health insurance at the same level of coverage the NEO had as of the date of termination.
(5)Share values were calculated at $12.65 per share, the closing market price per Ordinary Share on December 31, 2024.

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules. For a detailed discussion on the design of our executive compensation program, including how we align Company pay to Company performance, see the “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee did not consider the pay versus performance data presented below in making its pay decisions for any of the years shown.
The following table sets forth information concerning the compensation paid to our CEO and to our other NEOs compared to company performance for the years ended December 31, 2024, 2023, 2022, 2021, and 2020.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total Pay for CEO(1)(2)	CAP to CEO(3)(4)	Average Summary Compensation Table Total Pay for Other NEOs(1)(2)	Average CAP to Other NEOs(3)(4)	TSR(5)	Peer Group TSR(5)	U.S. GAAP Net Income (Loss)(6)	Adjusted EBITDA(7)
2024	$6,779,237	$13,816,269	$3,038,382	$5,805,345	$150.60	$136.97	$73,813	$258,049
2023	$6,894,394	$9,756,769	$2,688,551	$3,640,331	$102.98	$118.87	$53,852	$271,947
2022	$6,094,331	$4,572,696	$2,098,304	$1,608,445	$77.74	$87.82	$56,706	$242,619
2021	$6,634,501	$9,604,526	$2,514,297	$3,527,344	$95.00	$111.22	$(89,682)	$99,171
2020	$4,071,093	$(274,074)	$1,508,630	$192,520	$70.83	$100.52	$(262,370)	$(21,173)
___________
(1)For each year shown, the CEO was Bruce D. Wardinski. For 2024, 2023 and 2022, the other NEOs were Ryan Hymel, Greg Maliassas, Fernando Mulet, and Tracy M.J. Colden. For 2021, the other NEOs were Ryan Hymel, Kevin Froemming, Greg Maliassas, and Fernando Mulet. For 2020, the other NEOs were Ryan Hymel, Alexander Stadlin, Kevin Froemming, and Tracy M.J. Colden.
(2)The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 43. See the footnotes to the SCT for further detail regarding the amounts in this column.
(3)Compensation actually paid (“CAP”) is defined by the SEC and is computed by subtracting the amounts in the “Stock Awards” column of the SCT for each year from the “Total” column of the SCT and then (i) adding the fair value as of the end of the reported year of all awards granted during the reporting year that are outstanding and unvested as of the end of the reporting year; (ii) adding the amount equal to the change as of the end of the reporting year (from the end of the prior year) in fair value (whether positive or negative) of any awards granted in any prior year that are outstanding and unvested as of the end of the reporting year; (iii) adding, for awards that are granted and vest in the reporting year, the fair value as of the vesting date; (iv) adding the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the reporting year; and (v) subtracting, for any awards granted in any prior year that are forfeited during the reporting year, the amount equal to the fair value at the end of the prior year. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our CEO and average CAP for our other NEOs for 2024.

CEO
Year	SCT Total Compensation	Minus SCT Equity Awards	Plus Fair Value of New Unvested Awards	Plus (Minus) Change in Fair Value of Prior Years’ Unvested Awards	(Minus) Plus Change in Fair Value of Vested Awards	Minus Fair Value of Forfeited Awards	Equals CAP
2024	$6,779,237	$(4,747,468)	$8,838,833	$3,305,798	$(360,131)	$—	$13,816,269

Other NEOs
Year	SCT Total Compensation	Minus SCT Equity Awards	Plus Fair Value of New Unvested Awards	(Minus) Plus Change in Fair Value of Prior Years’ Unvested Awards	Plus (Minus) Change in Fair Value of Vested Awards	Minus Fair Value of Forfeited Awards	Equals CAP
2024	$3,038,382	$(2,012,580)	$3,747,021	$1,154,186	$(121,665)	$—	$5,805,345
(4)The fair value of our performance-based restricted shares used to compute CAP was estimated using a Monte-Carlo model, as the TSR and CAGR components are market conditions as defined by ASC 718, Compensation—Stock Compensation. The table below summarizes the key inputs used in the Monte-Carlo simulations, based on the year the award was granted:

	2024	2023	2022	2021	2019	2018
Volatility	33.5%	35.5% - 39.2%	31.4% - 43.6%	45.6% - 81.0%	26.6%	26.4%
Interest Rate	4.2%	4.1% - 4.2%	4.4% - 4.7%	0.7% - 4.7%	1.6%	1.6%
Dividend Yield	—	—	—	—	—	—
(5)Reflects the cumulative TSR of the Company and the Dow Jones United States Travel and Leisure Index (DJUSCG) for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022, the four years ended December 31, 2023, and the five years ended December 31, 2024 assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.
(6)Amounts in thousands.
(7)Amounts in thousands. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of adjusted EBITDA for each applicable year and a description of how it is calculated.
The SEC-defined CAP data set forth in the table above does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to changes in the values of unearned and/or unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. Specifically, as described in detail in the “Compensation Discussion and Analysis” section above, our performance-based restricted shares are subject to multi-year performance conditions tied to relative TSR and share price CAGR. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Relationship of SEC CAP to Performance
The following graphs illustrate the relationship during 2020 - 2024 of the CAP to our CEO and the average CAP to our other NEOs (each as set forth in the table above), to (i) our cumulative TSR and the cumulative TSR of the constituent companies in the Dow Jones United States Travel and Leisure Index, (ii) our U.S. GAAP net income or loss, and (iii) our Adjusted EBITDA (in each case as set forth in the table above).

Financial Performance Measures
The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below. The manner in which these measures, together with certain non-financial performance measures, determine the amounts of incentive compensation paid to our NEOs is described above in the “Compensation Discussion and Analysis” section.

Significant Financial Performance Measures
Adjusted EBITDA
Relative TSR
Share Price Compound Average Growth Rate
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Bruce D. Wardinski, our Chairman and CEO.
For the year ended December 31, 2024, we estimate that the ratio of the annual total compensation of our CEO ($6,779,237) to the annual total compensation of our median employee ($9,763) was 694:1. Our median employee is a member of the laundry staff at one of our resorts in Mexico.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included above.
Determining the Median Employee
As of October 1, 2024, the date chosen for identifying our median employee, we collected data for all employees globally at our corporate offices and our owned resorts in Mexico, Jamaica, and the Dominican Republic, and utilized base pay as our consistently applied compensation measure to identify the median employee. As of this date, approximately 130 employees were located in the United States, 4,900 employees were located in Mexico, 4,000 employees were located in the Dominican Republic and 3,100 employees were located in Jamaica. Employees of our resorts that we manage on behalf of third-party owners were excluded from the population, as their pay is set by a third-party. The base pay of our employees outside of the United States was converted into U.S. dollars using the applicable foreign exchange rates as of October 1, 2024.
The median employee’s annual total compensation includes base pay, holiday pay, paid time-off, bonuses, gratuities, food vouchers and employer-paid profit-sharing and pension plan contributions. The median employee did not receive any share-based compensation awards.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio we reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Hyatt Agreements
As of May 28, 2025, Hyatt beneficially owned 12,143,621 Ordinary Shares, or 9.5% of the issued and outstanding Ordinary Shares, all of which are held in record name by Buyer.
Hyatt Transaction
On February 9, 2025, the Company entered into the Purchase Agreement with Hyatt and Buyer. Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions thereof, Buyer commenced the Offer to purchase all of the Company’s issued and outstanding Ordinary Shares at a cash price of $13.50 per share (the “Offer Consideration”), less any applicable withholding taxes and without interest. The Offer will remain open until 5:00 p.m. (New York City time) on June 9, 2025, unless the Offer is extended. The time at which the Offer expires (taking into account any extensions) is referred to as the “Expiration Time.”
On the first business day after the Expiration Time, subject to the conditions to the Offer having been satisfied, Buyer will commence a subsequent offering period (the “Subsequent Offering Period”) for a period of five business days to purchase additional Ordinary Shares. Pursuant to the Subsequent Offering Period, Buyer will offer to purchase such additional Ordinary Shares at the Offer Consideration, without interest and subject to any required tax withholding.
In the event the conditions to the Offer are satisfied, the Offer is consummated, and the Subsequent Offering Period has expired, then beginning on the final date on which the Ordinary Shares tendered during the Subsequent Offering Period are accepted for and payment and paid for, subject to the fulfillment of certain conditions, Hyatt and Buyer will be required to effectuate, or cause to be effectuated, and Playa and its subsidiaries will effectuate, if permissible under applicable law, certain transactions already approved by the Company’s shareholders during the EGM, pursuant to which, among other matters, Playa would merge with and into Merger Sub, Playa would cease to exist upon the effectiveness of such merger and Buyer would ultimately own all shares in the parent company of Merger Sub. Refer to the Company’s Definitive Proxy Statement filed with the SEC on March 21, 2025, the Company’s 14D-9 Solicitation/Recommendation Statement filed with the SEC on February 24, 2025 (as supplemented and amended) and the Company’s Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 5, 2025, for more information about the proposed transaction, including the Back-End Transactions.
Hyatt Subscription Agreement
On July 15, 2013, our Predecessor entered into a subscription agreement with Buyer, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, Buyer purchased from our Predecessor 14,285,714 Ordinary Shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.
We agreed under the Hyatt Subscription Agreement to indemnify Buyer for any breaches of our representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of our Ordinary Shares and preferred shares, our organization, our capitalization and due authorization of the transactions), for which our indemnification liability is capped at $325 million). The representations and warranties we made and our related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, we have agreed under the Hyatt Subscription Agreement to indemnify Buyer for:
•losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of our resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);
•losses suffered by Buyer resulting from, based upon or related to, in whole or in part, any failure of us or certain of our subsidiaries or any other person that is or has been affiliated with us to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by us or certain of our subsidiaries (or any other person that is or has been affiliated with us) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by Buyer) contained in the offering memorandum for our Senior Notes due 2020, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of our Senior Notes due 2020 by, or with the approval of, us in connection with the marketing of our Senior Notes due 2020 (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and
•losses arising from our obligation to indemnify our prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to Buyer’ percentage ownership of our Ordinary Shares).
Any indemnity liability owed by us to Buyer under the Hyatt Subscription Agreement shall be payable, at our election, in immediately available funds and/or (so long as the Fair Market Value of our Ordinary Shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the Ordinary Shares)) in additional Ordinary Shares. “Fair Market Value” shall be the amount agreed by us and Buyer or, if no agreement is reached within 15 days of our election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.
The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.
Hyatt Resort Agreements
Each of our subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt Ziva or Hyatt Zilara brands (the “Hyatt All-Inclusive Resort Brands”) has signed a franchise agreement and related services agreements with Hyatt and/or its affiliates governing the operation of that resort. We manage all of those resorts under a management agreement with each of Playa and any third-party owner for whom Playa serves as hotel operator (each a “Resort Owner”).
Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and us as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.
The Resort Owners (including us) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.
Under the Hyatt franchise agreements, if any Brand Owner (as defined below) or Restricted Brand Company (as defined below) acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by us in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.
If we violate the aforementioned restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt.
A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by us, of which we are the franchisor, licensor or owner, or for which we are the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.
A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.
Pursuant to the Hyatt franchise agreements and our articles of association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring our shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our general meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our articles of association to transfer excess shares to a foundation until sold to a third party. Our franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all- inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of our Hyatt franchise agreements and the restriction on ownership by a Restricted Brand Company will apply until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of the Ordinary Shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.
Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.
The Hyatt franchise agreements require us to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on our activities and limits on the beneficial ownership of our Ordinary Shares.
In addition to the Hyatt franchise agreement, each Resort Owner (including Playa) has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:
•Under the trademark license agreement, Hyatt grants a license to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and us as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s licensing fees.
•Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.
•Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales services and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.
•Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.
During the year ended December 31, 2024, we incurred approximately $36.0 million in fees pursuant to the Hyatt Resort Agreements.
Relationship with Sagicor
We have a relationship with Sagicor through the 2018 Shareholder Agreement and due to Sagicor’s ownership of approximately 8.6% of our total shares outstanding. We pay Sagicor for employee insurance coverage at one of our Jamaica properties. Sagicor is also a part owner of the Jewel Grande Montego Bay Resort & Spa and compensates us as manager of the property.
During the year ended December 31, 2024, we received approximately $3.9 million of cost reimbursements from Sagicor as reimbursement of certain costs incurred by us on behalf of the Jewel Grande Montego Bay Resort & Spa managed by Playa, and paid approximately $1.6 million for employee insurance coverage. All of these transactions were approved by our Board in accordance with our related party transactions policy.
Sublease Agreement
Our subsidiary, Playa USA, entered into a sublease agreement with Barceló Crestline Corporation, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sublease agreement was assigned by Barceló Crestline Corporation to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, our Chairman and Chief Executive Officer. The sublease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sublease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. Playa Management subleases approximately 11,000 square feet of office space.
During the year ended December 31, 2024, we paid $0.6 million related to the sublease agreement to the sub-landlord, which remits the payments to a company controlled by our Chairman and CEO.

Indemnification Agreements
Our articles of association provide for certain indemnification rights for our directors and executive officers and we entered into an indemnification agreement with each of our directors and executive officers and certain of our significant employees providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.
Pursuant to our articles of association, Playa will indemnify and hold harmless each of its indemnified officers and directors against any financial losses, costs, fines or other damages incurred by such indemnified officer or director and any expense reasonably paid or incurred by or on behalf of such indemnified officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with Playa and/or a group company and/or his current or former service at the request of Playa as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.
Review, Approval or Ratification of Transactions with Related Persons
Consistent with Dutch law and our articles of association, we adopted a code of business conduct and ethics. The code of business conduct and ethics includes a policy requiring that our Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Board will be obligated to ensure that all such transactions are approved by a majority of our Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of May 28, 2025 by:
•each person who is an executive officer of our Company;
•each person who is a current director of our Company;
•each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares; and
•all executive officers and directors of our Company as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, director nominee, executive officer or beneficial owner of more than 5% of our Ordinary Shares.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. Except as indicated in the table below, to our knowledge, no Ordinary Shares beneficially owned by any of our executive officers or directors have been pledged as security.
Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V., Keizersgracht 555, 1017 DR Amsterdam, the Netherlands.

Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares with Voting Rights	Percentage of All Ordinary Shares with Voting Rights(1)
Named Executive Officers
Bruce D. Wardinski(2)	5,512,013	4.3%
Ryan Hymel(3)	1,155,900	*
Greg Maliassas(4)	952,888	*
Fernando Mulet(5)	1,058,038	*
Tracy M.J. Colden(6)	606,041	*
Non-Executive Directors
Karl Peterson(7)(8)	2,507,464	2.0%
Hal Stanley Jones(8)	123,911	*
Elizabeth Lieberman(8)	98,911	*
Jeanmarie Cooney(8)	38,431	*
Mahmood Khimji(8)(9)	2,050,626	1.6%
Maria Miller(8)	55,876	*
Leticia Navarro(8)	50,626	*
5% or greater shareholders:
HI Holdings Playa(10)	12,143,621	9.5%
Sagicor Financial Corporation Limited(11)	10,951,451	8.6%
Glazer Capital, LLC(12)	7,024,807	5.5%
All executive officers and directors as a group (12 persons)(13)	14,210,725	11.1%
__________
*Less than 1.0%

(1)Based on 127,817,546 total shares outstanding as of May 28, 2025 which consists of 123,013,382 Ordinary Shares outstanding and 4,804,164 restricted shares granted pursuant to the 2017 Plan. The restricted shares contain voting rights but are restricted from being transferred until their vesting dates.
(2)Includes 1,194,936 restricted shares that Mr. Wardinski has the ability to vote but is restricted from transferring until their vesting dates. Also includes 1,700,000 shares held by the Bruce Wardinski Irrevocable Trust, of which Mr. Wardinski’s spouse is trustee.
(3)Includes 555,106 restricted shares that Mr. Hymel has the ability to vote but is restricted from transferring until their vesting dates.
(4)Includes 530,028 restricted shares that Mr. Maliassas has the ability to vote but is restricted from transferring until their vesting dates.
(5)Includes 555,106 restricted shares that Mr. Mulet has the ability to vote but is restricted from transferring until their vesting dates.
(6)Includes 326,025 restricted shares that Ms. Colden has the ability to vote but is restricted from transferring until their vesting dates.
(7)2,469,033 shares are held through Peterson Capital Partners, LP.
(8)Includes 9,259 restricted shares that the director has the ability to vote but is restricted from transferring until their vesting date.
(9)2,000,000 shares are held through KGT Investments, LLC, a limited liability company of which the Mr. Khimji is the sole manager. All 2,000,000 shares are pledged by Mr. Khimji as collateral for a general-purpose, secured line of credit. See “Hedging and Pledging of Company Securities”.
(10)Based on a Schedule 13D/A filed with the SEC on May 16, 2025. HI Holdings Playa B.V. is an indirect wholly-owned subsidiary of Hyatt Hotels Corporation. Hyatt Hotels Corporation and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly- owned subsidiary of Hyatt, may be deemed to beneficially own Shares held by HI Holdings Playa B.V. The address of HI Holdings Playa B.V. is Herikerbergweg 238, 1101 CM Amsterdam, the Netherlands.
(11)Based on a Form 4 filed with the SEC on June 15, 2022. Sagicor Financial Corporation Limited, the holder of the Ordinary Shares, is a direct, wholly-owned subsidiary of Sagicor Financial Company Ltd., and shares voting and dispositive power over the Ordinary Shares with Sagicor Financial Company Ltd. The address of Sagicor Financial Corporation Limited and Sagicor Financial Company Ltd. is Cecil F De Caires Building, Wildey, St. Michael, Barbados, BB15096.
(12)Based on a Schedule 13G filed with the SEC on April 3, 2025. Glazer Capital, LLC serves as investment manager for certain funds and managed accounts which hold the Ordinary Shares reported. Paul Glazer serves as the managing member of Glazer Capital, LLC. The address of Glazer Capital, LLC is 250 West 55th Street, Suite 30A, New York, New York 10019.
(13)Includes 3,226,014 restricted shares that have the ability to vote but are restricted from being transferred until their vesting dates.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and more than 10% shareholders to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to us, we believe that, during 2024, all transactions were timely filed.
Communications with Directors; Website Access to Our Corporate Documents
Shareholders or other interested parties can contact any director or committee of the Board by directing correspondence to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323, United States of America. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.
Our Internet address is www.playaresorts.com. Our Code of Business Conduct and Ethics and the charters of the Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.
We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. We also file the Annual Accounts and our Dutch Statutory Annual Reports with the Dutch trade registry.
These reports are available free of charge through our website as soon as reasonably practicable after they are filed with the respective agency. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

OTHER PROXY MATTERS
Information About Our 2026 Annual General Meeting: Shareholder Proposals and Shareholder Access
Because the Company is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Playa shareholders at the 2026 annual general meeting of shareholders. Under Dutch law and the Company’s Articles of Association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2026 annual general meeting of shareholders, the shareholder must fulfill the requirements set forth in Dutch law and the Company’s Articles of Association, including satisfying both of the following criteria:
•the Company must receive the proposed agenda item (supported by reasons) or proposed resolution in writing or by electronic means (to playacorporatesecretary@playaresorts.com) no later than 60 days before the date of the 2026 annual general meeting of shareholders (which date has not yet been declared by the Board); and
•the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution represent at least 3% of the Company’s issued share capital.
Under the Dutch Corporate Governance Code, if shareholders intend to request that an item be put on the agenda as described above that may result in a change in the Company’s strategy, for example as a result of the dismissal of one or several Board members, the Board should be given the opportunity to invoke a reasonable period of up to 180 days during which to respond to such request. If invoked, the Board should use the response time for further deliberation and constructive consultation, in any event with the relevant shareholder(s) requesting the agenda item, and the Board should explore the alternatives. At the end of the response time, the Board should report on this consultation and the exploration to the shareholders meeting. A response time may be stipulated only once for any given shareholders meeting and should not apply to an item in respect of which the response time had been previously stipulated, or to meetings where a shareholder holds at least 75% of the issued capital as a consequence of a successful public bid. In addition, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more of our directors or to amend any provision in our Articles of Association dealing with those matters, or when a public offer for the Company is made or announced without the Company's support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of the Company and its business. During a cooling-off period, the general meeting cannot dismiss, suspend or appoint our directors nor amend the provisions in our Articles of Association dealing with those matters, except at the proposal of the Board.
Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with at least a simple majority of the votes cast, provided that such votes represent more than 50% of the Company’s issued share capital.
In addition to satisfying the foregoing requirements under our Articles of Association, to comply with the universal proxy rules under U.S. federal securities laws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2026.
Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in the Company’s proxy statement for the 2026 annual general meeting of shareholders, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at our 2026 annual general meeting of shareholders pursuant to Rule 14a-8, your proposal must be received by us no later than [●], 2025, and must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order to be considered for inclusion in the 2026 proxy statement and proxy.
Any proposed agenda item or proposed resolution within the authority of shareholders under the Company’s Articles of Association or pursuant to Rule 14a-8 for our 2026 annual general meeting of shareholders should be sent by electronic means (to playacorporatesecretary@playaresorts.com) or to our registered office in the Netherlands at the following address:
Keizersgracht 555
1017 DR Amsterdam, the Netherlands

The Right of Shareholders to Request a Shareholder Meeting
Under Dutch law and the Company’s Articles of Association, shareholder meetings can be convened at the request of shareholders with due observance of article 2:110 of the Dutch Civil Code, which is the article that addresses this subject under Dutch law. That provision of Dutch law provides that only one or more shareholders representing at least ten percent (10%) of the issued share capital may make a request to the Board to convene a meeting within six weeks and also provides a procedure to approach the Dutch court in preliminary relief proceedings in Amsterdam, if the Board fails to call such a meeting. The provisions under the Dutch Corporate Governance Code relating to invoking a response time and the provision under Dutch law relating to a cooling-off period, as described above, apply mutatis mutandis if shareholders request the convening of a shareholder meeting.
Shareholders Sharing the Same Address
The Company is sending only one copy of its proxy statement to shareholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a household mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 140, Fort Lauderdale, Florida 33323, United States of America, or by phone at 1-866-540-7095. You may also contact the Company if you received multiple copies of the annual general meeting materials and would prefer to receive a single copy in the future.
Other Matters
The Dutch Civil Code does not permit any business to be voted on at the AGM other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are represented in person or by proxy the AGM.
Forward-Looking Statements
This proxy statement contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “optimistic,” and the negatives of these words and other similar expressions generally identify forward looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: The completion of the Offer on the anticipated terms and timing, or at all, including our ability to satisfy the conditions to the completion of the Offer; the effects that the announcement or pendency of the proposed Hyatt transaction may have on us and our business and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; potential litigation relating to the Offer that could be instituted against us or our directors or officers, including the effects of any outcomes related thereto; our inability to obtain any necessary regulatory approvals; legislative, tax and economic developments; significant and unexpected costs, charges or expenses related to the proposed Hyatt transaction; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global health crises; and the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement, including in circumstances requiring Playa to pay a fixed termination fee. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025, as such factors may be updated from time to time in Playa’s subsequent Quarterly reports on Form 10-Q and periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this proxy statement and in Playa’s other filings with the SEC.
While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

PLAYA

HOTELS & RESORTS®

AMSTERDAM
(HEADQUARTERS)
Keizersgracht 555
1017 DR Amsterdam, the Netherlands
+31.20.240.9000

CANCUN
Blvd. Kukulcan M27, LT 1-02 UC27, 2 LOC
B 01 B | Zona Hotelera, Cancun, Benito
Juarez, Quintana Roo, Mexico C.P. 77500
Marina Town Center | +52.998.881.8470

FORT LAUDERDALE
1560 Sawgrass Corporate Parkway, Suite
140 | Sunrise, FL 33323 | 954.453.4531

FAIRFAX
3950 University Drive, Suite 301
Fairfax, VA 22030 | 571.529.6000

PLAYARESORTS.COM

PLAYA HOTELS & RESORTS N.V. Keizersgracht 555 1017 DR Amsterdam, the Netherlands
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 a.m. Central European Summer Time on June 29, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:59 a.m. Central European Summer Time on June 29, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 5:59 a.m. Central European Summer Time on June 29, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E69081-P19476	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAYA HOTELS & RESORTS N.V.

The Board of Directors recommends you vote "FOR" each of the directors listed in proposal 1 and "FOR" proposals 2, 3, 4, 5, 6, 7, 8a and 8b.
			For	Against	Abstain

1.	Appointment of the following eight directors, each for a term ending immediately after the next annual general meeting of shareholders:							For	Against	Abstain

	1a.	Bruce D. Wardinski	☐	☐	☐	3.	Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025	☐	☐	☐

	1b.	Jeanmarie Cooney	☐	☐	☐	4.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2025	☐	☐	☐

	1c.	Hal Stanley Jones	☐	☐	☐	5.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”)	☐	☐	☐

	1d.	Mahmood Khimji	☐	☐	☐	6.	Discharge of the Company’s directors from liability with respect to the performance of their duties to the date of the 2025 Annual General Meeting	☐	☐	☐

	1e.	Elizabeth Lieberman	☐	☐	☐	7.	Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	☐	☐	☐

	1f.	Maria Miller	☐	☐	☐	8a.	Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital	☐	☐	☐

	1g.	Leticia Navarro	☐	☐	☐	8b.	Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital	☐	☐	☐

	1h.	Karl Peterson	☐	☐	☐

2.	Adoption of the Company’s Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2024		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.
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E69082-P19476

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PLAYA HOTELS & RESORTS N.V.

The undersigned hereby appoints Paul van der Bijl, independent civil law notary, and Daan Hagelstein, independent deputy civil law notary, working with NautaDutilh N.V., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Playa Hotels & Resorts N.V. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held on June 30, 2025 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual General Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7, 8a AND 8b AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side